                                                               Exhibit 9.(b)(3)

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                                CREDIT AGREEMENT

                                   dated as of

                                November 23, 1998

                                      among

                            ALLIANT TECHSYSTEMS INC.

                            The Lenders Party Hereto

                         The Issuing Banks Party Hereto

                                       and

                            THE CHASE MANHATTAN BANK,
                             as Administrative Agent

                           ---------------------------


                              CHASE SECURITIES INC.
                        as Lead Arranger and Book Manager

                              BANK OF AMERICA NT&SA
                              as Syndication Agent

                         CREDIT LYONNAIS CHICAGO BRANCH
                             as Documentation Agent

                                       and

                             BANK OF AMERICA NT&SA,
                         CREDIT LYONNAIS CHICAGO BRANCH,
                              THE BANK OF NEW YORK
                                 as Co-Arrangers


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-------------------------------------------------------------------------------

                                TABLE OF CONTENTS

                                                                                                Page
                                                                                                ----

                                    ARTICLE I

                                   Definitions
SECTION 1.01.      Defined Terms...........................................................      2
SECTION 1.02.      Classification of Loans and
                     Borrowings............................................................     27
SECTION 1.03.      Terms Generally ........................................................     27
SECTION 1.04.      Accounting Terms; GAAP..................................................     28


                                   ARTICLE II

                                   The Credits

SECTION 2.01.      Commitments.............................................................     28
SECTION 2.02.      Loans and Borrowings....................................................     29
SECTION 2.03.      Requests for Borrowings.................................................     30
SECTION 2.04.      Swingline Loans.........................................................     31
SECTION 2.05.      Letters of Credit.......................................................     32
SECTION 2.06.      Funding of Borrowings...................................................     39
SECTION 2.07.      Interest Elections......................................................     40
SECTION 2.08.      Termination and Reduction of
                    Commitments............................................................     42
SECTION 2.09.      Repayment of Loans; Evidence of Debt....................................     43
SECTION 2.10.      Amortization of Term Loans..............................................     44
SECTION 2.11.      Prepayment of Loans.....................................................     45
SECTION 2.12.      Fees....................................................................     47
SECTION 2.13.      Interest................................................................     49
SECTION 2.14.      Alternate Rate of Interest..............................................     50
SECTION 2.15.      Increased Costs.........................................................     50
SECTION 2.16.      Break Funding Payments..................................................     52
SECTION 2.17.      Taxes...................................................................     53
SECTION 2.18.      Payments Generally; Pro Rata Treatment;
                    Sharing of Set-Offs....................................................     54
SECTION 2.19.      Mitigation Obligations; Replacement
                    of Lenders.............................................................     57
SECTION 2.20.      Obligations Constitute Designated Senior
                    Indebtedness . . . . . . . . . . .  ...................................     58


                                   ARTICLE III

                         Representations and Warranties
SECTION 3.01.       Corporate Existence and Power...........................................     58
SECTION 3.02.       Corporate and Governmental
                     Authorization; No Contravention.......................................      58
SECTION 3.03.       Binding Effect..........................................................     59
SECTION 3.04.       Financial Information...................................................     59
SECTION 3.05.       Litigation and Environmental Matters....................................     59
SECTION 3.06.       Compliance with ERISA  ................................                      59
SECTION 3.07.       Environmental Matters...................................................     60
SECTION 3.08.       Taxes...................................................................     60
SECTION 3.09.       Subsidiaries............................................................     61
SECTION 3.10.       Not an Investment Company...............................................     61
SECTION 3.11.       Full Disclosure.........................................................     61
SECTION 3.12        Compliance with Laws....................................................     62
SECTION 3.13.       Solvency................................................................     62
SECTION 3.14.       Senior Indebtedness.....................................................     62
SECTION 3.15.       Year 2000...............................................................     62

                                   ARTICLE IV

                                   Conditions

SECTION 4.01.       Closing Date............................................................     63
SECTION 4.02.       Each Credit Event.......................................................     66

                                    ARTICLE V

                              Affirmative Covenants

SECTION 5.01.       Financial Statements and Other
                     Information............................................................     67
SECTION 5.02.       Payment of Obligations..................................................     70
SECTION 5.03.       Maintenance of Property; Insurance......................................     70
SECTION 5.04.       Conduct of Business and Maintenance                                          72
                     of Existence...........................................................     72
SECTION 5.05.       Compliance with Laws....................................................     73
SECTION 5.06.       Inspection of Property, Books and
                     Records................................................................     73
SECTION 5.07.       Use of Proceeds and Letters of Credit...................................     73
SECTION 5.08.       Additional Subsidiaries.................................................     73
SECTION 5.09.       Further Assurances......................................................     74
SECTION 5.10.       Maintenance of Collateral;
                     Alterations............................................................     75


                                   ARTICLE VI

                               Negative Covenants
SECTION 6.01.       Limitation on Subsidiary Debt...........................................     76
SECTION 6.02.       Negative Pledged........................................................     76
SECTION 6.03.       Consolidation; Mergers and Sales of
                     Assets.................................................................     79
SECTION 6.04.       Investments in Subsidiaries.............................................     80
SECTION 6.05        Transactions with Affiliates............................................     81
SECTION 6.06.       Constitutional Documents................................................     82
SECTION 6.07.       Waivers and Amendments of Related
                     Documents..............................................................     82
SECTION 6.08.       Restricted Payments.....................................................     82
SECTION 6.09.       Foreign Subsidiaries....................................................     83
SECTION 6.10.       Minimum Consolidated Net Worth..........................................     83
SECTION 6.11.       Leverage Ratio..........................................................     83
SECTION 6.12.       Interest Coverage.......................................................     84
SECTION 6.13.       Outside Letters of Credit...............................................     84
SECTION 6.14.       Designated Senior Debt..................................................     84
SECTION 6.15.       Derivatives Obligations.................................................     84
SECTION 6.16.       Additional Debt Incurrence..............................................     85


                                   ARTICLE VII

                                  Events of Default.........................................     85

                                  ARTICLE VIII

                              The Administrative Agent......................................     89


                                   ARTICLE IX

                                  Miscellaneous


SECTION 9.01.       Notices................................................................      92
SECTION 9.02.       Waivers; Amendments....................................................      92
SECTION 9.03.       Expenses; Indemnity; Damage Waiver.....................................      94
SECTION 9.04.       Successors and Assigns.................................................      96
SECTION 9.05.       Survival...............................................................     100
SECTION 9.06.       Counterparts; Integration;
                     Effectiveness.........................................................     101


SECTION 9.07.       Severability..........................................................     101
SECTION 9.08.       Right of Setoff.......................................................     101
SECTION 9.09.       Governing Law; Jurisdiction; Consent
                     to Service of Process................................................     102
SECTION 9.10.       WAIVER OF JURY TRIAL..................................................     102
SECTION 9.11.       Headings..............................................................     102
SECTION 9.12.       Confidentiality.......................................................     102
SECTION 9.13.       Interest Rate Limitation..............................................     103
SECTION 9.14.       Information Concerning Foreign Persons................................     104
SECTION 9.15.       Failure of Lender to Satisfy Minimum
                     Rating Condition.....................................................     105

SCHEDULES:

Schedule 2.01 -- Commitments
Schedule 5.03 -- Insurance
Schedule 5.10 -- Mortgaged Property
Schedule 6.02 -- Existing Liens


EXHIBITS:

Exhibit A -- Form of Assignment and Acceptance
Exhibit B -- Form of Perfection Certificate
Exhibit C -- Form of Pledge Agreement
Exhibit D -- Form of Security Agreement
Exhibit E -- Form of Subsidiary Guaranty Agreement
Exhibit F-1 -- Form of Opinion of Jones, Day, Reavis &
               Pogue
Exhibit F-2 -- Form of Opinion of Daryl L. Zimmer
Exhibit F-3 -- Form of Opinion of Local Counsel to the Borrower
Exhibit G -- Continuing Credit Agreement
Exhibit H -- Solvency Certificate

                    CREDIT AGREEMENT dated as of November 23, 1998, among
               ALLIANT TECHSYSTEMS INC., the LENDERS party hereto, and THE CHASE MANHATTAN BANK, as Administrative Agent.

          The Borrower has requested (a) the Lenders to extend credit to the Borrower in the form of (i) Closing Date Term Loans on the Closing Date, in an aggregate principal amount not in excess of $165,000,000, (ii) Delayed Draw Term Loans at any time and from time to time prior to June 30, 1999, in an aggregate principal amount not in excess of $200,000,000, and (iii) Revolving Loans and Swingline Loans at any time and from time to time prior to the Final Maturity Date, in an aggregate principal amount at any time outstanding not in excess of $250,000,000, of which not more than $20,000,000 may be in the form of Swingline Loans, and (b) the Issuing Banks to extend credit to the Borrower in the form of Letters of Credit at any time and from time to time prior to the Final Maturity Date, in an aggregate stated amount at any time outstanding not in excess of $150,000,000.

          All the proceeds of the Term Loans and the proceeds of up to $85,000,000 of the Revolving Loans will be used by the Borrower (a) on the Closing Date, in connection with the amendment and restatement of the Continuing Credit Agreement in the form set forth in Exhibit G, to repay outstanding loans under the Continuing Credit Agreement in an aggregate amount sufficient so that not more than $35,000,000 shall remain outstanding thereunder, (b) at any time and from time to time on or prior to June 30, 1999, to repurchase common stock of the Borrower pursuant to the Stock Buyback and (c) to pay related fees and expenses. The proceeds of Revolving Loans and Swingline Loans made after the Closing Date will be used for general corporate purposes, including to finance acquisitions and to pay related fees and expenses. The Letters of Credit will be used for general corporate purposes.

          The Lenders are willing to extend such credit to the Borrower, and the Issuing Banks are willing to issue Letters of Credit for the account of the Borrower, on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

                                    ARTICLE I

                                   Definitions

          SECTION 1.01. Definitions. The following terms, as used herein, have the following meanings:

          "Abandoned Subsidiary" means any Subsidiary of any Loan Party (a) (i) as to which a determination shall have been made in accordance with Section 5.04 to terminate its corporate existence and (ii) the fair market value of the assets of which, prior to such termination, shall not exceed $5,000,000 or (b) the assets of which consist solely of surplus, discontinued or worn-out equipment or other assets (including leasehold interests) no longer used in the on-going business of the Borrower and the Subsidiaries.

          "ABR", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

          "Acquisition Documents" means the Hercules Purchase Agreement and all agreements, documents and instruments executed and delivered pursuant thereto or in connection with the foregoing, each as amended from time to time in accordance with the terms hereof and thereof.

          "Acquired Indebtedness" means any Indebtedness (i) of any Subsidiary existing at the time of acquisition of such Subsidiary or (ii) assumed by a Subsidiary in connection with the acquisition of assets, or the business of another Person, whether by purchase, merger, consolidation or otherwise, in each case in clause (i) or (ii) above, which Indebtedness is not incurred by the selling, transferring, merging or consolidating Person in contemplation of such acquisition, purchase, merger, consolidation or other event.

          "Adjusted LIBO Rate" means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

          "Administrative Agent" means The Chase Manhattan Bank, in its capacity as administrative agent for the Lenders hereunder.

          "Administrative Questionnaire" means an Administrative Questionnaire in a form supplied by the Administrative Agent, duly completed by each Lender and submitted to the Administrative Agent (with a copy to the Borrower).

          "Affiliate" means, with respect to any Person, (i) any Person that directly, or indirectly through one or more intermediaries, controls such former Person (a "Controlling Person") and (ii) any Person (other than a Subsidiary of such former Person) which is controlled by or is under common control with a Controlling Person; provided that, no officer or director of a Person, who is not otherwise an Affiliate of such Person, will be considered an Affiliate of such Person solely because of their position as an officer or director of such Person. As used herein, the term "control" means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For purposes of Section 6.05, "Affiliate" shall include any person that, by itself or as a member of a group of persons (in each case within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended), other than any employee benefit plan (including any stock ownership plan (including 401K plans, restricted stock plans, employee stock purchase plans, performance sharing planing and incentive plans)) maintained for the benefit of the employees of the Borrower, owns 10% or more of the outstanding shares of common stock of the Borrower (including any Affiliates of such person).

          "Aggregate Net Investment in Unrestricted Subsidiaries" means, at any date of determination, the excess of (x) all Investments (valued at the fair market value of the consideration paid or given in respect of such Investments) after the Closing Date by the Borrower or any Subsidiary in all Unrestricted Subsidiaries (including all designations of a Subsidiary as an Unrestricted Subsidiary, which shall be deemed to constitute an Investment in an amount equal to the shareholders equity in such Subsidiary at the time of such designation) over (y) the sum, without duplication, of (i) net proceeds of the disposition of the Equity Interests and other Investments in Unrestricted Subsidiaries received by the Borrower or any Subsidiary, plus (ii) principal payments and returns of capital received on or in respect of Investments in Unrestricted Subsidiaries by the Borrower or any Subsidiary, in each case since the Closing Date.

          "Alternate Base Rate" means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Base CD Rate in effect on such day plus 1% and (c) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Base CD Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate, the Base CD Rate or the Federal Funds Effective Rate, respectively.

          "Applicable Percentage" means, with respect to any Revolving Lender, the percentage of the total Revolving Commitments represented by such Lender's Revolving Commitment. If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments.

          "Applicable Rate" means, for any day, with respect to any Loan, or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption "ABR Spread", "Eurodollar Spread" or "Commitment Fee Rate", as the case may be, based upon the Leverage Ratio as of the most recent determination date; provided that until June 30, 1999, or, if later, the date on which the financial statements with respect to the Borrower's fiscal quarter ended March 31, 1999, have been delivered, the "Applicable Rate" shall be the applicable rate per annum set forth below in Category 5:


                                     ABR            Eurodollar           Commitment Fee
        Leverage Ratio:            Spread             Spread                  Rate
        ---------------            ------             ------                  ----
          Category 1
        Less Than 1.5               0                 1.25                   0.300

         Category 2
 Greater Than equal 1.5 but
         Less Than 2.0              0.25              1.50                   0.375

         Category 3
 Greater Than equal 2.0 but
        Less Than 2.5               0.50              1.75                   0.375

         Category 4
 Greater Than equal 2.5 but
        Less Than 3.0               0.75              2.00                   0.500

          Category 5
 Greater Than equal3.0 but
        Less Than 3.5               1.00              2.25                   0.500

         Category 6                 1.25              2.50                   0.500
    Greater Than Equal 3.5


          For purposes of the foregoing, (i) the Leverage Ratio shall be determined as of the end of each fiscal quarter of the Borrower's fiscal year based upon the

Borrower's consolidated financial statements delivered pursuant to Section 5.01(a) or (b) and (ii) each change in the Applicable Rate resulting from a change in the Leverage Ratio shall be effective during the period commencing on and including the third Business Day after the date of delivery to the Administrative Agent of such consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change; provided that the Leverage Ratio shall be deemed to be in Category 6 (A) at any time that an Event of Default has occurred and is continuing or (B) at the option of the Agent or at the request of the Required Lenders if the Borrower fails to deliver the consolidated financial statements required to be delivered by it pursuant to Section 5.01(a) or (b), during the period from the expiration of the time for delivery thereof until such consolidated financial statements are delivered.

          At any time that the rating assigned to the Borrower's senior unsecured, non-credit-enhanced long-term indebtedness for borrowed money by each of S&P and Moody's is lower than the respective rating assigned thereto by such rating agency on September 30, 1998, each ABR Spread and Eurodollar Spread specified on the chart above shall be increased by 0.25.

          "Assessment Rate" means, for any day, the annual assessment rate in effect on such day that is payable by a member of the Bank Insurance Fund classified as "well-capitalized" and within supervisory subgroup "B" (or a comparable successor risk classification) within the meaning of 12 C.F.R. Part 327 (or any successor provision) to the Federal Deposit Insurance Corporation for insurance by such Corporation of time deposits made in dollars at the offices of such member in the United States; provided that if, as a result of any change in any law, rule or regulation, it is no longer possible to determine the Assessment Rate as aforesaid, then the Assessment Rate shall be such annual rate as shall be determined by the Administrative Agent to be representative of the cost of such insurance to the Lenders.

          "Assignment and Acceptance" means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

          "Base CD Rate" means the sum of (a) the Three-Month Secondary CD Rate multiplied by the Statutory Reserve Rate plus (b) the Assessment Rate.

          "Benefit Arrangement" means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

          "Board" means the Board of Governors of the Federal Reserve System of the United States of America.

          "Borrower" means Alliant Techsystems Inc., a Delaware corporation and its successors permitted under Section 5.04 or 6.03.

          "Borrowing" means Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

          "Borrowing Request" means a request by the Borrower for a Borrowing in accordance with Section 2.03.

          "Business Day" means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

          "Capital Lease" means a lease that would be capitalized on a balance sheet of the lessee prepared in accordance with GAAP.

          "Change in Law" means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender making or maintaining Loans or by such Lender's or such Issuing Bank's holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

          "Class", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Closing Date Term Loans, Delayed Draw Term Loans or Swingline Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment, Closing Date Term Loan Commitment or Delayed Draw Commitment.

          "Closing Date" means the date on which the conditions specified in
Section 4.01 are satisfied (or waived in accordance with Section 9.02).

          "Closing Date Term Loan" means a Loan made pursuant to clause (a) of
Section 2.01.

          "Closing Date Term Loan Commitment" means, with respect to each Lender, the commitment, if any, of such Lender to make a Closing Date Term Loan hereunder on the Closing Date, expressed as an amount representing the maximum principal amount of the Closing Date Term Loan to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to
Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender's Closing Date Term Loan Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Closing Date Term Loan Commitment, as applicable. The initial aggregate amount of the Lenders' Closing Date Term Loan Commitments is $165,000,000.

          "Closing Date Term Loan Lender" means a Lender with a Closing Date Term Loan Commitment or an outstanding Closing Date Term Loan.

          "Closing Date Term Loan Maturity Date" means March 31, 2004.

          "Code" means the Internal Revenue Code of 1986, as amended from time to time.

          "Collateral" means any and all "Collateral", as defined in any applicable Security Document.

          "Commitment" means a Revolving Commitment, Closing Date Term Loan Commitment or Delayed Draw Commitment, or any combination thereof (as the context requires).

          "Consolidated EBITDA" means, for any fiscal period, Consolidated Net Income for such period plus, to the extent deducted in determining Consolidated Net Income for such period (i) the aggregate amount of Consolidated Interest
Charges, income tax expense, depreciation, amortization and other similar non-cash charges and (ii) the net effect of the aggregate amount of charges (not to exceed $20,000,000) attributable to early extinguishment of up to $150,000,000 aggregate stated principal amount of Subordinated Notes (including premium over par value plus unamortized debt issuance costs).

          "Consolidated Interest Charges" means for any period the aggregate interest charges incurred by the Borrower and its Consolidated Subsidiaries for such period, whether expensed or capitalized, including (a) the portion of any obligation under Capital Leases allocable to interest expense in accordance with GAAP and (b) the portion of any debt discount (but not expenses of issuance) that shall be amortized in such period.

          "Consolidated Net Income" means for any period the consolidated net income of the Borrower and its Consolidated Subsidiaries for such period.

          "Consolidated Net Worth" means at any date the sum of consolidated stockholders' equity of the Borrower and its Consolidated Subsidiaries plus the amount (if any) deducted in determining such consolidated stockholders' equity as a result of the aggregate gross payments made by the Borrower to effect the Stock Buyback.

          "Consolidated Subsidiary" means at any date any Subsidiary or other entity the accounts of which would be consolidated with those of the Borrower in its consolidated financial statements if such statements were prepared as of such date.

          "Constitutional Documents" in relation to any corporate Person means the Certificate of Incorporation and By-Laws or other constitutional documents of such corporate Person.

          "Continuing Credit Agreement" means the Borrower's Amended and Restated Credit Agreement dated as of November 14, 1996, and after the Closing Date means such agreement as amended and restated as of the Closing Date.

          "Default" means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

          "Delayed Draw Commitment" means, with respect to each Lender, the commitment, if any, of such Lender to make Delayed Draw Term Loans hereunder, expressed as an amount representing the maximum aggregate principal amount of the Delayed Draw Term Loans to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender's Delayed Draw Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Closing Date Term Loan Commitment, as applicable. The initial aggregate amount of the Lenders' Delayed Draw Commitments is $200,000,000.

          "Delayed Draw Lender" means a Lender with a Delayed Draw Commitment or an outstanding Delayed Draw Term Loan.

          "Delayed Draw Term Loan" means a Loan made pursuant to clause (b) of
Section 2.01.

          "Demil Assets" means, collectively, all the assets of the Borrower and the Subsidiaries that are located in either the Ukraine or Belarus prior to the Closing Date and are used or useful in the treatment, dismantling, and disposal of non-nuclear and non-biological weapons and the components and by-products thereof and any Investment made prior to the Closing Date of the Borrower or any Subsidiary in any Joint Venture or other Person that has controlled or owned such assets, and any recovery in respect of insurance proceeds or otherwise of, or in respect of, any of the foregoing.

          "Derivatives Obligations" of any Person means all obligations of such Person in respect of any rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of the foregoing transactions) or any combination of the foregoing transactions.

          "dollars" or "$" refers to lawful money of the United States of America.

          "Eligible Collateral" has the meaning set forth in Section 9.15.

          "Eligible Lender" has the meaning set forth in Section 9.15.

          "Environmental Laws" means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes or the clean-up or other remediation thereof.

          "Environmental Liabilities" means any and all liabilities of or related to the Borrower and its Subsidiaries, whether vested or unvested, contingent or fixed, actual or potential, known or unknown, which arise under or relate to Environmental Laws.

          "Equity Interests" means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person.

          "Equity Issuance" means any sale or issuance by the Borrower of its capital stock other than (i) any Preference Stock to the extent of the Maturing Amounts thereof, (ii) capital stock issued pursuant to employee stock options or director stock options issued by the Borrower in the ordinary course of business, or in connection with employee benefit plans (including stock ownership plans (including 401K plans, restricted stock plans, employee stock purchase plans, performance sharing plans and incentive plans)) and (iii) capital stock issued as consideration for the acquisition of operating assets or business operations of any Person (whether through an acquisition of stock or assets).

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

          "ERISA Group" means the Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Internal Revenue Code.

          "Eurodollar", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

          "Event of Default" has the meaning assigned to such term in Article
VII.

          "Existing Letters of Credit" means the letters of credit issued before the Closing Date pursuant to the Continuing Credit Agreement.

          "Federal Funds Effective Rate" means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

          "Final Maturity Date" means the sixth anniversary of the Closing Date.

          "Financial Officer" means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

          "Financing Transactions" means the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party, including the amendment and restatement as of the Closing Date of the Continuing Credit Agreement, the borrowing of Loans hereunder and under the Continuing Credit Agreement on the Closing Date, the use of the proceeds thereof and the issuance of Letters of Credit hereunder, and the payment of related fees and expenses.

          "Fiscal Year" means a fiscal year of the Borrower, and "Fiscal Year"for any particular year means the fiscal year of the Borrower ended or ending during the specified calendar year (for example, "Fiscal Year 1998" means the fiscal year of the Borrower ending on March 31, 1998).

          "Foreign Lender" means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

          "Foreign Person" means (a) any government (a "Foreign Government") other than the United States government or the government of any political subdivision thereof, (b) any agency of a Foreign Government, (c) any form of business enterprise organized under the laws of any country other than the United States or its possessions or any political subdivision thereof or (d) any form of business enterprise owned or controlled by any of the persons described in clauses (a), (b) or (c).

          "Foreign Subsidiary" means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia. The Borrower will promptly notify the Administrative Agent if any additional Foreign Subsidiaries are formed or acquired after the Closing Date.

          "GAAP" means generally accepted accounting principles in the United States of America.

          "Governmental Authority" means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

          "Guarantee" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

          "Hercules Purchase Agreement" means the Purchase and Sale Agreement dated as of October 28, 1994 between the Borrower and Hercules Incorporated, including the exhibits and schedules thereto, as amended from time to time in accordance with the terms hereof and thereof.

          "Indebtedness" of any Person means at any date, without duplication,
(i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,
(iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee which are capitalized in accordance with GAAP, (v) all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person (to the extent of the lesser of the amount of such Indebtedness and the book value of any assets subject to such Lien), (vi) all non-contingent obligations (and, for purposes of Section 6.02 and the definitions of Material Indebtedness and Material Financial Obligations, all contingent obligations) of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, including all obligations to reimburse LC Disbursements, (vii) to the extent of any Maturing Amount thereof, any Preference Stock, and (viii) all Indebtedness of others Guaranteed by such Person (to the extent of the lesser of the amount of such Indebtedness Guaranteed or the amount of such Guarantee).

          "Information Memorandum" means the Confidential Information Memorandum dated October 1998 relating to the Borrower and the Transactions.

          "Interest Election Request" means a request by the Borrower to convert or continue a Revolving Borrowing or Term Borrowing in accordance with Section 2.07.

          "Interest Payment Date" means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months' duration, each day prior to the last day of such Interest Period that occurs at intervals of three months' duration after the first day of such Interest Period, and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

          "Interest Period" means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes of this definition only, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

          "Investment" means any investment in any Person, whether by means of share purchase, capital contribution, loan, time deposit or otherwise, except, in the case of the Borrower, for any investment to the extent made utilizing common stock of the Borrower.

          "Issuing Bank" means The Chase Manhattan Bank, Chase Manhattan Bank Delaware and each other Lender that shall agree to issue any Letter of Credit, each in its capacity as the issuer of any Letter of Credit hereunder and its successors in such capacity as provided in Section 2.05(i). Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term "Issuing Bank" shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

          "Joint Venture" means at any time (i) any corporation of which not less than 20% nor more than 50% of each class of capital stock having ordinary voting power to elect the board of directors of such corporation or other persons performing similar functions are at the time directly or indirectly owned by the Borrower and (ii) any partnership, association or joint venture not less than 20% nor more than 50% of the Equity Interests of which are at the time directly or indirectly owned by the Borrower, but excluding in any event any Subsidiary of the Borrower.

          "LC Disbursement" means a payment made by an Issuing Bank pursuant to a Letter of Credit.

          "LC Exposure" means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

          "Lenders" means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto in accordance with Section 9.04 and pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance. Unless the context otherwise requires, the term "Lenders" includes the Swingline Lenders.

          "Letter of Credit" means any letter of credit issued pursuant to this Agreement.

          "Leverage Ratio" means, as of any date, the ratio of (i) consolidated Indebtedness of the Borrower and its Consolidated Subsidiaries on such date to
(ii) Consolidated EBITDA for the four consecutive fiscal quarters ending on or most recently prior to such date.

          "LIBO Rate" means, with respect to any Eurodollar Borrowing for any Interest Period, the average (rounded upwards, if necessary, to the next 1/100 of %) of the respective rates per annum at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered to the principal London offices of the Reference Lenders in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period. If any Reference Lender does not furnish a timely quotation, the Administrative Agent shall determine the relevant rate on the basis of the quotation or quotations furnished by the remaining Reference Lender or Reference Lenders. In the event that no timely quotation is available from any of the Reference Lenders at such time for any reason, then the "LIBO Rate" with respect to such Eurodollar Borrowing for such Interest Period shall be the rate appearing on Page 3750 of the Telerate Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period.

          "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, a Loan Party or any Subsidiary of a Loan Party shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

          "Loan Documents" means this Agreement, the Continuing Credit Agreement and the Security Documents.

          "Loan Parties" means the Borrower and the Subsidiary Loan Parties.

          "Loans" means the loans made by the Lenders to the Borrower pursuant to this Agreement.

          "Material Adverse Effect" means a material adverse effect on (a) the business, assets, operations, prospects or condition, financial or otherwise, of the Borrower and the Subsidiaries taken as a whole, (b) the ability of any Loan Party to perform any of its obligations under any Loan

Document or (c) the rights of or benefits available to the Lenders under any Loan Document.

          "Material Financial Obligations" means a principal or face amount of Indebtedness and/or payment obligations in respect of Derivatives Obligations of the Borrower and/or one or more of its Subsidiaries, arising in one or more related or unrelated transactions, exceeding in the aggregate $10,000,000.

          "Material Indebtedness" means Indebtedness (other than the Indebtedness under the Loan Documents) of the Borrower and/or one or more of its Subsidiaries, arising in one or more related or unrelated transactions, in an aggregate principal or face amount exceeding $10,000,000.

          "Material Plan" means a Plan or Plans having aggregate Unfunded Liabilities in excess of $5,000,000.

          "Maturing Amount" means, with respect to any Preference Stock, an amount equal to the lesser of (i) the aggregate amount of cash proceeds received by the issuer of such Preference Stock from or in respect of such Preference Stock less any expenses reasonably incurred by such Person in respect of such Preference Stock and (ii) the aggregate amount of Preference Stock thereby issued that will or may become due before the Final Maturity Date as a result of any scheduled maturity, amortization or mandatory redemption or any right on the part of any holder thereof to require any repayment or prepayment of any portion thereof.

          "Minimum Rating Condition" has the meaning set forth in Section 9.15.

          "Multiemployer Plan" means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.

          "Moody's" means Moody's Investors Service, Inc.

          "Mortgage" means a mortgage, deed of trust, assignment of leases and rents, leasehold mortgage or other security document granting a Lien on any Mortgaged Property to secure the Obligations or any part thereof. Each Mortgage shall be satisfactory in form and substance to the Administrative Agent.

          "Mortgaged Property" means, initially, each parcel of real property and the improvements thereto owned by a Loan Party and identified on Schedule 6.09, and includes each other parcel of real property and improvements thereto with respect to which a Mortgage is granted pursuant to Section 5.08 or 5.09.

          "Net Proceeds" means, with respect to any event (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds, but only as and when received, (ii) in the case of a casualty, insurance proceeds, and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid by the Borrower and the Subsidiaries to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made by the Borrower and the Subsidiaries as a result of such event to repay Indebtedness (other than Loans) or statutory or other obligations secured by or subject to any Lien on such asset or otherwise subject to mandatory prepayment (or other application of such proceeds) as a result of such event, whether pursuant to any contractual obligation, law, rule or regulation and (iii) the amount of all taxes paid (or reasonably estimated to be payable) by the Borrower and the Subsidiaries, and the amount of any reserves established by the Borrower and the Subsidiaries to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by the treasurer or chief financial officer of the Borrower).

          "Obligations" has the meaning assigned to such term in the Security Agreement.

          "Other Taxes" means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document (but excluding in any event income taxes, taxes determined by reference to income, franchise taxes, branch profits taxes, withholding taxes and other similar taxes).

          "Parent" means, with respect to any Lender, any Person as to which such Lender is a subsidiary.

          "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

          "Perfection Certificate" means a certificate in the form of Exhibit B or any other form approved by the Administrative Agent.

          "Permitted Lines of Business" means the business of government-owned contractor-operated facilities management or research and development for, or the development, manufacture, acquisition and distribution, sale, treatment, dismantling and disposal of, and other businesses related to, non-nuclear and non-biological weapons, defense, aerospace, navigation, control and marine systems, and providing insurance or self-insurance coverage for, or liability management or sales or marketing services and activities with respect to, the foregoing (including that described in Part I, Item 1 of the Borrower's Form 10-K for the Fiscal Year ended March 31, 1998).

          "Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

          "Plan" means at any time an employee pension benefit plan as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

          "Pledge Agreement" means the Pledge Agreement among the Borrower, the Subsidiary Loan Parties and the Administrative Agent, substantially in the form of Exhibit C.

          "Preference Stock" means, with respect to any issuer, an Equity Interest in such issuer which under the Constitutional Documents of such issuer is entitled to a preference over any other Equity Interest in such issuer as to payment of dividends and/or distributions upon the voluntary or involuntary liquidation of such issuer.

          "Prepayment Event" means:

          (a) any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction) of any property or asset of the Borrower or any Subsidiary (other than dispositions described in clauses (i)-(ix) of Section 6.03(b)); provided that no sale, transfer, or other disposition made in any fiscal year and subject to this paragraph (a) shall constitute a "Prepayment Event" until the aggregate Net Proceeds from all such sales, transfers and other dispositions not otherwise applied in accordance with
     Section 2.11(c) in respect of Net Proceeds received in respect of sales, transfers and other dispositions during such fiscal year exceeds $5,000,000 (the amount of the first prepayment after exceeding $5,000,000 being equal to the aggregate Net Proceeds received in respect of sales, transfers and other dispositions from all such sales, transfers and dispositions during such fiscal year) and thereafter in such fiscal year no such sale, transfer or other disposition shall constitute a "Prepayment Event" until the aggregate Net Proceeds therefrom not otherwise applied in accordance with
     Section 2.11(c) in respect of Net Proceeds received in respect of sales, transfers and other dispositions during such fiscal year exceeds $500,000 (the amount of each subsequent prepayment being equal to the aggregate of such Net Proceeds not previously applied in accordance with Section 2.11(c) in respect of Net Proceeds received in respect of sales, transfers and other dispositions during such fiscal year); or

          (b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or assets, but only to the extent that an amount equal to the amount of the Net Proceeds therefrom has not been applied to repair, restore or replace such property or assets, or to acquire other property or assets as contemplated in Section 2.11(c), within 270 days after such event; or

          (c) the incurrence by the Borrower of any Indebtedness of the type referred to in clauses (i) or (ii) of the definition of "Indebtedness" or to the extent of any Maturing Amount thereof, the issuance by the Borrower of any Preference Stock, other than

               (i) Indebtedness under the Loan Documents,

               (ii) up to $11,000,000 of Subordinated Indebtedness the proceeds of which are applied to repay principal, interest or premium in respect of the Subordinated Notes,

               (iii) Indebtedness incurred or assumed for the purpose of financing all or part of the costs (including purchase or construction costs, design, engineering, transportation, installation, testing and analogous costs, and all related professional costs and expenses) of acquiring, constructing or improving assets or services; provided that such Indebtedness is incurred no later than 180 days after such acquisition or completion of such construction or improvement, and

               (iv) Acquired Indebtedness.

          "Prime Rate" means the rate of interest per annum publicly announced from time to time by The Chase Manhattan Bank as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

          "Reference Lenders" means the principal London offices of The Chase Manhattan Bank and any other Lenders agreed to by the Borrower and the Administrative Agent.

          "Register" has the meaning set forth in Section 9.04.

          "Related Parties" means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.

          "Required Lenders" means, at any time, Lenders having Revolving Exposures, Term Loans and unused Commitments and lenders under the Continuing Credit Agreement, voting as a single class, representing at least 50.01% of the sum of (a) the total Revolving Exposures, outstanding Term Loans and unused Commitments and (b) the aggregate principal amount of outstanding loans under the Continuing Credit Agreement at such time.

          "Responsible Officers" means the chief executive officer, chief financial officer, president, treasurer, controller, secretary and any executive or senior vice president of the Borrower.

          "Restricted Payment" means (i) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or (ii) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancelation or termination of any Equity Interests in the Borrower or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Borrower or any Subsidiary.

          "Revolving Availability Period" means the period from and including the Closing Date to but excluding the earlier of the Final Maturity Date and the date of termination of the Revolving Commitments.

          "Revolving Commitment" means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender's Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender's Revolving Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable. The initial aggregate amount of the Lenders' Revolving Commitments is $250,000,000.

          "Revolving Exposure" means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender's Revolving Loans and its LC Exposure and Swingline Exposure at such time.

          "Revolving Lender" means a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.

          "Revolving Loan" means a Loan made pursuant to clause (c) of Section 2.01.

          "Sale-Leaseback Transaction" means any arrangement with any Person providing for the leasing by a Loan Party or any Subsidiary of a Loan Party of any property that, or of any property similar to and used for substantially the same purposes as any other property that, has been or is to be sold, assigned, transferred or otherwise disposed of by a Loan Party or any of its Subsidiaries to such Person with the intention of entering into such a lease.

          "S&P" means Standard & Poor's.

          "Security Agreement" means the Security Agreement among the Borrower, the Subsidiary Loan Parties and the Administrative Agent, substantially in the form of Exhibit D.

          "Security Documents" means the Pledge Agreement, the Security Agreement, the Mortgages and each other security agreement or other instrument or document executed and delivered pursuant to Section 5.08 or 5.09 to secure any of the Obligations.

          "September 1998 10-Q" means the Borrower's report on Form 10-Q for the period ended September 27, 1998, as filed with the Securities and Exchange Commission.

          "Statutory Reserve Rate" means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject (a) with respect to the Base CD Rate, for new negotiable nonpersonal time deposits in dollars of over $100,000 with maturities approximately equal to three months and
(b) with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

          "Stock Buyback" means the repurchase by the Borrower of up to 3,000,000 shares of its common stock (such number to be adjusted to give effect to stock splits, stock dividends and analogous events occurring after the Closing Date) at an aggregate purchase price not in excess of $220,000,000 plus the payment of related fees and expenses.

          "Subordinated Indebtedness" means Indebtedness of the Borrower subordinated to the payment of the Loans having terms no less favorable to the Lenders (including subordination terms) than the Subordinated Notes, in an aggregate principal amount not to exceed $250,000,000 incurred after the Closing Date, provided that no scheduled principal amortization or payment date in respect of such Indebtedness shall occur prior to the Final Maturity Date.

          "Subordinated Notes" means, at any time, the remaining outstanding subordinated notes, in an aggregate principal amount not to exceed $10,100,000, issued pursuant to the Subordinated Note Indenture; and "Subordinated Note" means any of the foregoing.

          "Subordinated Note Indenture" means the Subordinated Note Indenture dated as of March 1, 1995 between the Borrower and U.S. Bank National Association (formerly First Bank National Association), as Trustee, with regard to the issuance of $150,000,000 aggregate principal amount of subordinated notes of the Borrower, substantially in the form delivered to the Lenders prior to the date hereof, and as amended from time to time in accordance with the terms thereof and hereof.

          "Subsidiary Guaranty Agreement" means the Subsidiary Guaranty Agreement among the Subsidiary Loan Parties and the Administrative Agent, substantially in the form of Exhibit E.

          "subsidiary" means, with respect to any Person (the "parent") at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

          "Subsidiary" means any subsidiary of the Borrower (other than an Unrestricted Subsidiary).

          "Subsidiary Loan Party" means any Subsidiary that is not a Foreign Subsidiary.

          "Swingline Commitment" means, with respect to each Swingline Lender, the commitment, if any, of such Swingline Lender to make Swingline Loans, expressed as an amount representing the maximum aggregate amount of such Swingline Lender's Swingline Loans, as such commitment may from time to time be reduced or increased by agreement with the Borrower and the Administrative Agent. The initial amount of each Swingline Lender's Swingline Commitment is set forth on Schedule 2.01, or in the written agreement pursuant to which such Swingline Lender shall have assumed its Swingline Commitment, as applicable. The initial aggregate amount of the Swingline Lenders' Swingline Commitments is $20,000,000.

          "Swingline Exposure" means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

          "Swingline Lender" means The Chase Manhattan Bank, each other Lender that shall have executed this Agreement as a Swingline Lender and each other Lender agreed to by each of the Borrower and the Administrative Agent that shall have agreed after the date hereof in a writing satisfactory to the Borrower and the Administrative Agent to serve as a Swingline Lender, each in its capacity as a lender of Swingline Loans hereunder. Any Swingline Lender may be replaced or removed or have its Swingline Commitment reduced or assigned in whole or part to other Lenders upon three Business Days' prior written notice executed by the Borrower and the Administrative Agent, provided that after giving effect thereto, and to any repayment of Swingline Loans made in connection therewith, the aggregate outstanding Swingline Loans of such Swingline Lender shall not exceed its Swingline Percentage of the total aggregate principal amount of Swingline Loans outstanding.

          "Swingline Loan" means a Loan made pursuant to Section 2.04.

          "Swingline Percentage" means, with respect to any Swingline Lender, the percentage of the total Swingline Commitments represented by such Swingline Lender's Swingline Commitment. If the Swingline Commitments have terminated or expired, the Swingline Percentages shall be determined based upon the Swingline Commitments most recently in effect, giving effect to any assignments or replacements.

          "Temporary Cash Investment" means any Investment in (i) direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, (ii) commercial paper rated at least A-1 by S&P and P-1 by Moody's, (iii) time deposits with, including certificates of deposit issued by, any office located in the United States of any bank or trust company which is organized under the laws of the United States or any state thereof and has capital, surplus and undivided profits aggregating at least $1,000,000,000, (iv) shares of any money market or mutual fund not less than 90% of the assets of which are invested solely in securities or obligations of the type described in clauses (i) through (iii) above and not more than 10% of the assets of which are invested in securities or other obligations rated at least A-2 by S&P and P-2 by Moody's, and (v) repurchase agreements with respect to securities described in clause (i) above entered into with an office of a bank or trust company meeting the criteria specified in clause (iii) above, provided in each case that such Investment matures within one year from the date of acquisition thereof by the Borrower or a Subsidiary.

          "Taxes" means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

          "Term Loans" means Closing Date Term Loans and Delayed Draw Term
Loans.

          "Three-Month Secondary CD Rate" means, for any day, the secondary market rate for three-month certificates of deposit reported as being in effect on such day (or, if such day is not a Business Day, the next preceding Business
Day) by the Board through the public information telephone line of the Federal Reserve Bank of New York (which rate will, under the current practices of the Board, be published in Federal Reserve Statistical Release H.15(519) during the week following such day) or, if such rate is not so reported on such day or such next preceding Business Day, the average of the secondary market quotations for three-month certificates of deposit of major money center banks in New York City received at approximately 10:00 a.m., New York City time, on such day (or, if such day is not a Business Day, on the next preceding Business Day) by the Administrative Agent from three negotiable certificate of deposit dealers of recognized standing selected by it.

          "Transactions" means the Stock Buyback and the Financing Transactions.

          "Type", when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

          "Unfunded Liabilities" means, with respect to any Plan at any time, the amount (if any) by which (i) the present value of all benefits under such Plan exceeds (ii) the fair market value of all Plan assets allocable to such benefits (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

          "Unrestricted Subsidiary" means any subsidiary of the Borrower or any other Person in which the Borrower or any Subsidiary shall have a direct or indirect Investment so long as (i) the Borrower shall have notified the Administrative Agent of its acquisition or creation of such subsidiary or such other Investment and its ownership interest therein or of its designation of an existing Subsidiary as an Unrestricted Subsidiary concurrently with such acquisition, creation, designation or Investment and of the intended purposes of such subsidiary or Investment, (ii) any such subsidiary (unless it is a foreign subsidiary) shall have entered into a tax sharing agreement containing terms which, in the reasonable judgment of the Administrative Agent, are customary in similar circumstances to provide an appropriate allocation of tax liabilities and benefits, (iii) except as permitted in the proviso below, none of the Borrower and the Subsidiaries shall have any contingent liability in respect of such subsidiary or Investment and (iv) any such subsidiary or Investment shall be capitalized solely from the following sources: (A) any Investment by any Person other than the Borrower and the Subsidiaries; (B) Indebtedness issued by such subsidiary or any of its subsidiaries that is nonrecourse to the Borrower and the Subsidiaries (except as otherwise permitted by the proviso below), or proceeds thereof; and (C) Investments permitted to be made in Unrestricted Subsidiaries pursuant to
Section 6.04; provided that the Borrower may incur a contingent liability or Indebtedness in a specified and limited amount in respect of such a subsidiary or Investment if it would at the time of such incurrence be permitted to make an additional Investment in such subsidiary or Investment in the amount of such incurrence and the amount so incurred shall thereafter constitute an Investment in such subsidiary or Investment in such amount for purposes of calculating compliance with Section 6.04. Any subsidiary of an Unrestricted Subsidiary is an Unrestricted Subsidiary.

          "Wholly-Owned Consolidated Subsidiary" means, with respect to any Person, any Consolidated Subsidiary of such Person all of the shares of capital stock or other ownership interests of which (except directors qualifying shares) are at the time directly or indirectly owned by such Person.

          "Withdrawal Liability" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

          SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a "Revolving Loan") or by Type (e.g., a "Eurodollar Loan") or by Class and Type (e.g., a "Eurodollar Revolving Loan"). Borrowings also may be classified and referred to by Class (e.g., a "Revolving Borrowing") or by Type (e.g., a "Eurodollar Borrowing") or by Class and Type (e.g., a "Eurodollar Revolving Borrowing").

          SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding mascu line, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

          SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.


                                   ARTICLE II

                                   The Credits

          SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender agrees (a) to make a Closing Date Term Loan to the Borrower on the Closing Date in a principal amount not exceeding its Closing Date Term Loan Commitment, (b) to make Delayed Draw Term Loans to the Borrower from time to time during the period from and including the Closing Date to and including June 30, 1999 in an aggregate principal amount not exceeding its Delayed Draw Commitment and (c) to make Revolving Loans to the Borrower from time to time during the Revolving Availability Period in an aggregate principal amount that will not result in such Lender's Revolving Exposure exceeding such Lender's

Revolving Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans. Amounts repaid in respect of Term Loans may not be reborrowed.

          SECTION 2.02. Loans and Borrowings. (a) Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender's failure to make Loans as required.

          (b) Subject to Section 2.14, each Revolving Borrowing and Term Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith; provided that all Borrowings made on the Closing Date must be made as ABR Borrowings. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

          (c) At the commencement of each Interest Period for any Eurodollar Borrowing, and at the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $10,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Revolving Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e). Each Swingline Borrowing shall be in an amount that is an integral multiple of $1,000,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of thirteen Eurodollar Borrowings outstanding.

          (d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Final Maturity Date or the Closing Date Term Loan Maturity Date, as applicable.

          SECTION 2.03. Requests for Borrowings. To request a Revolving Borrowing or Term Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:30 a.m., New York City time, on the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e) may be given not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

          (i) whether the requested Borrowing is to be a Revolving Borrowing, Closing Date Term Borrowing or Delayed Draw Term Borrowing;

          (ii) the aggregate amount of such Borrowing, which in the case of each Delayed Draw Term Borrowing shall be not less than $20,000,000;

          (iii) the date of such Borrowing, which shall be a Business Day;

          (iv) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

          (v) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term "Interest Period"; and

          (vi) the location and number of the Borrower's account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month's duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the

Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender's Loan to be made as part of the requested Borrowing.

          SECTION 2.04. Swingline Loans. (a) Subject to the terms and conditions set forth herein, each Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Revolving Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of such Swingline Lender's Swingline Loans exceeding such Swingline Lender's Swingline Commitment, (ii) the aggregate principal amount of outstanding Swingline Loans exceeding $20,000,000 or (iii) the sum of the total Revolving Exposures exceeding the total Revolving Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

          (b) To request a Swingline Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 1:00 p.m., New York City time, on the day of a proposed Swingline Borrowing. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Borrowing. The Administrative Agent will promptly advise the Swingline Lenders of any such notice received from the Borrower. Each Swingline Lender shall make its Swingline Percentage of each Swingline Borrowing available to the Borrower by means of a credit to the general deposit account of the Borrower with such Swingline Lender (or, in the case of a Swingline Borrowing made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance to the applicable Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Borrowing.

          (c) Any Swingline Lender may by written notice given to the Administrative Agent not later than 1:30 p.m., New York City time, on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such participations shall be made on a pro rata basis in the Swingline Loans of the Swingline Lenders based upon their respective Swingline Percentages. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving
Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender's Applicable Percentage of such Swingline Loan or

Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of each Swingline Lender, such Lender's Applicable Percentage of such Swingline Loan or Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to each Swingline Lender its Swingline Percentage of the amounts so received from the Revolving Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lenders. Any amounts received by any Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by such Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lenders, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

          SECTION 2.05. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein and to a separate agreement among the Borrower and the Administrative Agent regarding the beneficiaries of the Letters of Credit, the Borrower may request the issuance of Letters of Credit for its own account, in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the Revolving Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, any

Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. On the Closing Date, each Issuing Bank that has issued an Existing Letter of Credit shall be deemed, without further action by any party hereto, to have granted to each Revolving Lender and each Revolving Lender shall have been deemed to have purchased from such Issuing Bank a participation in such Letter of Credit in accordance with Section 2.05(d). The Borrower and the Lenders that are also party to the Continuing Credit Agreement agree that concurrently with such grant, the participations in the Existing Letters of Credit granted to such lenders under the Continuing Credit Agreement shall be automatically canceled without further action by any of the parties thereto. On and after the Closing Date each Existing Letter of Credit shall constitute a Letter of Credit for all purposes hereof.

          (b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent (three Business Days' in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire and whether such Letter of Credit is to be an "evergreen" Letter of Credit and the relevant terms of such "evergreen" feature (which in each case shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof, the proposed Issuing Bank for such Letter of Credit and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank's standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $150,000,000 and (ii) the total Revolving Exposures shall not exceed the total Revolving Commitments.

          (c) Expiration Date. No Letter of Credit shall have a term of more than two years; provided that a Letter of Credit may contain a provision pursuant to which it is deemed to be extended on an annual basis for (in each case) a period of not more than one year unless notice of termination is given by the Issuing Bank; provided further that no Letter of Credit shall have a term extending or be so extendible beyond the fifth Business Day prior to the Final Maturity Date.

          (d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender's Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank, such Lender's Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph
(e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

          (e) Reimbursement. If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 11:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 11:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrower may (x) subject to the conditions to borrowing set forth herein, request in accordance with
Section 2.03 or 2.04 that such payment be financed with an ABR Revolving Borrowing or Swingline Borrowing in an equivalent amount and, to the extent so financed, the Borrower's obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Borrowing or (y) give the Administrative Agent written notice electing to make such payment at a subsequent time on or prior to the second Business Day after the date on which such LC Disbursement is made. If the Borrower fails to make such payment on or before the time specified or shall give the Administrative Agent written notice in accordance with clause (y) of the immediately preceding sentence, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then required to be made to the applicable Issuing Bank in respect thereof and such Lender's Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of such payment, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Borrowing as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

          (f) Obligations Absolute. The Borrower's obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower's obligations hereunder. Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank's failure to (i) exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof or (ii) pay under any Letter of Credit after the presentment to it of a request strictly complying with the terms and conditions of the Letter of Credit; provided that this clause (ii) shall not apply to any failure by the Issuing Bank to pay under such Letter of Credit to the extent that such payment is prevented by an injunction or other legal requirement. The parties hereto expressly agree that, in the absence of gross negligence or wilful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

          (g) Disbursement Procedures. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit issued by it. Such Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder and the proposed LC Disbursement date; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

          (h) Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(c) shall apply with respect to the overdue amount for each day overdue. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

          (i) Replacement of Issuing Banks. Any Issuing Bank may be replaced or removed at any time by written agreement among the Borrower and the Administrative Agent. The Administrative Agent shall notify the Lenders of any such replacement or removal of an Issuing Bank. At the time any such replacement or removal shall become effective, the Borrower shall pay all unpaid fees, costs or expenses accrued for the account of the replaced or removed Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) in the case of any replacement, the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this

Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term "Issuing Bank" shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement or removal of an Issuing Bank hereunder, the replaced or removed Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement or removal, but shall not be required to issue additional Letters of Credit.

          (j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent upon instruction of the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 50.01% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (g) or (h) of Article VII. The Borrower also shall deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.11(b). Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be in Temporary Cash Investments made at the option and sole discretion of the Administrative Agent and at the Borrower's risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Banks for LC Disbursements which have not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50.01% of the total LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived. If the Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.11(b), such amount (to the extent not applied as aforesaid) shall be returned to the Borrower as and to the extent that, after giving effect to such return, the Borrower would remain in compliance with Section 2.11(b) and no Default shall have occurred and be continuing.

          SECTION 2.06. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by (x) in the case of an ABR Borrowing, 1:00 p.m., New York City time, and (y) in the case of a Eurodollar Borrowing, 11:00 a.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City and designated by the Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

          (b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date (or in the case of an ABR Borrowing, prior to 1:00 p.m., New York City time, on the date) of any Borrowing that such Lender will not make available to the Administrative Agent such Lender's share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the

Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender's Loan included in such Borrowing.

          SECTION 2.07. Interest Elections. (a) Each Revolving Borrowing and Term Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

          (b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

          (c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02 and paragraph
(f) of this Section:

          (i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

          (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

          (iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

          (iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term "Interest Period".

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month's duration.

          (d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender's portion of each resulting Borrowing.

          (e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

          (f) A Borrowing of any Class may not be converted to or continued as a Eurodollar Borrowing if after giving effect thereto (i) the Interest Period therefor would commence before and end after a date on which any principal of the Loans of such Class is scheduled to be repaid and (ii) the sum of the aggregate principal amount of outstanding Eurodollar Borrowings of such Class with Interest Periods ending on or prior to such scheduled repayment date plus the aggregate principal amount of outstanding ABR Borrowings of such Class would be less than the aggregate principal amount of Loans of such Class required to be repaid on such scheduled repayment date.

          SECTION 2.08. Termination and Reduction of Commitments. (a) Unless previously terminated, (i) the Closing Date Term Loan Commitments shall terminate at 5:00 p.m., New York City time, on the Closing Date, (ii) the Delayed Draw Commitments shall terminate at 5:00 p.m., New York City time, on June 30, 1999, and (iii) the Revolving Commitments and the Swingline Commitments shall terminate on the Final Maturity Date.

          (b) The Borrower may at any time terminate, or from time to time reduce, the Revolving Commitments, the Closing Date Term Loan Commitments or the Delayed Draw Commitments; provided that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $1,000,000 and not less than $10,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.11, the sum of the Revolving Exposures would exceed the total Revolving Commitments.

          (c) If any prepayment of Term Borrowings is required pursuant to
Section 2.11 but cannot be made because there are no Term Borrowings outstanding, or because the amount of the required prepayment exceeds the outstanding amount of Term Borrowings, then, on the date that such prepayment is required, the Revolving Commitments shall be reduced by an aggregate amount equal to the amount of the required prepayment, or the excess of such amount over the outstanding amount of Term Borrowings, as the case may be.

          (d) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section, or any required reduction of the Revolving Commitments under paragraph (c) of this Section, at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

          SECTION 2.09. Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan of such Lender on the Final Maturity Date, (ii) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term Loan of such Lender as provided in Section 2.10 and (iii) to the Swingline Lenders the then unpaid principal amount of each Swingline Loan on the earlier of the Final Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made, the Borrower shall repay all Swingline Loans then outstanding.

          (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

          (c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender's share thereof.

          (d) The entries made in the accounts maintained pursuant to paragraph
(b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

          (e) Any Lender may request that Loans of any Class made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the

Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

          SECTION 2.10. Amortization of Term Loans. (a) Subject to adjustment pursuant to paragraph (d) of this Section, the Borrower shall repay Closing Date Term Borrowings in the aggregate annual principal amounts set forth below in consecutive equal quarterly installments on each June 30, September 30, December 31 and March 31, commencing on June 30, 1999:



 Fiscal Year                                            Annual
    Ended                                               Amount
--------------                                       ------------
March 31, 2000                                       $30,000,000
March 31, 2001                                       $30,000,000
March 31, 2002                                       $35,000,000
March 31, 2003                                       $35,000,000
March 31, 2004                                       $35,000,000


          (b) Subject to adjustment pursuant to paragraph (d) of this Section, the Borrower shall repay Delayed Draw Term Borrowings in the aggregate annual principal amounts represented by the percentage set forth below of the Delayed Draw Term Borrowings outstanding at the close of business on June 30, 1999, in consecutive equal quarterly installments on each June 30, September 30, December 31 and March 31, commencing on December 31, 1999:



  Fiscal Year                                           Annual
     Ended                                            Percentage
--------------                                       ------------

March 31, 2000                                             5%
March 31, 2001                                            15%
March 31, 2002                                            20%
March 31, 2003                                            20%
March 31, 2004                                            20%
Final Maturity Date                                       20%

          (c) To the extent not previously paid, (i) all Closing Date Term Loans shall be due and payable on the Closing Date Term Loan Maturity Date and (ii) all Delayed Draw Term Loans shall be due and payable on the Final Maturity Date.

          (d) If the initial aggregate amount of the Lenders' Closing Date Term Loan Commitments exceeds the aggregate principal amount of Closing Date Term Loans that are made on the Closing Date, then the scheduled repayments of Closing Date Term Borrowings to be made pursuant to this Section shall be reduced ratably by an aggregate amount equal to such excess. Any prepayment of a Term Borrowing of either Class shall be applied to reduce the subsequent scheduled repayments of the Term Borrowings of such Class to be made pursuant to this Section ratably.

          (e) Prior to any repayment of any Term Borrowings of either Class hereunder, the Borrower shall select the Borrowing or Borrowings of the applicable Class to be repaid and shall notify the Administrative Agent by telephone (confirmed by telecopy) of such selection not later than 11:00 a.m., New York City time, three Business Days before the scheduled date of such repayment. Each repayment of a Borrowing shall be applied ratably to the Loans included in the repaid Borrowing. Repayments of Term Borrowings shall be accompanied by accrued interest on the amount repaid.

          SECTION 2.11. Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of this Section.

          (b) In the event and on such occasion that the sum of the Revolving Exposures exceeds the total Revolving Commitments, the Borrower shall prepay Revolving Borrowings or Swingline Borrowings (or, if no such Borrowings are outstanding, deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.05(j)) in an aggregate amount equal to such excess.

          (c) In the event and on each occasion that any Net Proceeds are received by or on behalf of the Borrower or any Subsidiary in respect of any Prepayment Event, the Borrower shall, within three Business Days after such Net Proceeds are received, prepay Term Borrowings and Borrowings (as defined in the Continuing Credit Agreement) in accordance with paragraph (d) of this Section
2.11 in an aggregate amount equal to such Net Proceeds; provided that to the extent any such repayment or reduction would otherwise require repayment or prepayment of Eurodollar Loans or portions thereof prior to the last day of the related Interest Period, such portion of such repayment or reduction shall, unless a Default or Event of Default exists, be deferred to such last day; provided further that, in the case of any event described in clause (a) or (b) of the definition of the term Prepayment Event, if the

Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer to the effect that the Borrower and the Subsidiaries intend to apply an amount equal to the Net Proceeds from such event, within 270 days after receipt of such Net Proceeds, to acquire real property, equipment or other tangible assets to be used in the business of the Borrower and the Subsidiaries, and certifying that no Default has occurred and is continuing, then no prepayment shall be required pursuant to this paragraph in respect of such event except to the extent an amount equal to any Net Proceeds therefrom that have not been so applied by the end of such 270-day period, at which time a prepayment shall be required in an amount equal to the Net Proceeds that have not been so applied.

          (d) Prior to any optional or mandatory prepayment of Borrowings hereunder and Borrowings (as defined in the Continuing Credit Agreement) under the Continuing Credit Agreement, the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (e) of this Section. In the event of any optional or mandatory prepayment of Term Borrowings made at a time when Term Borrowings of both Classes remain outstanding, the Borrower shall select Term Borrowings to be prepaid so that the aggregate amount of such prepayment is allocated between the Closing Date Term Borrowings and Delayed Draw Term Borrowings pro rata based on the aggregate principal amount of outstanding Borrowings of each such Class. In the event of any optional or mandatory prepayment of Term Borrowings made at a time when any loans remain outstanding under the Continuing Credit Agreement, such loans shall be deemed for purposes of this paragraph to consist of Term Borrowings, and the Borrower shall select Term Borrowings and loans under the Continuing Credit Agreement so that the aggregate amount of such prepayment is allocated among Closing Date Term Borrowings, Delayed Draw Term Borrowings and loans under the Continuing Credit Agreement pro rata based on the aggregate principal amount of the outstanding Borrowings of each of these. The lenders under the Continuing Credit Agreement shall be third party beneficiaries of the agreements contained in this paragraph
(d).

          (e) The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lenders) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 2:00 p.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that, if a notice of optional prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08. Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans), the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing; provided however, that any optional prepayment of Term Loans pursuant to Section 2.11(a) shall be applied to reduce the amount of subsequent scheduled repayments of Term Loans required by Section
2.10 if such payment is made within 10 days prior to any date on which a repayment is required under Section 2.10, first to such repayment and then ratably to all remaining repayments and (ii) otherwise, ratably to all the remaining repayments. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

          SECTION 2.12. Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Rate on the average daily unused amount of each Commitment (other than any Swingline Commitment) of such Lender during the period from and including the Closing Date to but excluding the date on which such Commitment terminates. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and, in respect of any Class of Commitments, on the date on which such class of Commitments terminates, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing commitment fees with respect to Revolving Commitments, a Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Lender (and the Swingline Exposure of such Lender shall be disregarded for such purpose).

          (b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate as interest on Eurodollar Revolving Loans on the average daily amount of such Lender's LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date on which such Lender's Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank a fronting fee, which shall accrue at the rate of 0.25% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) in respect of Letters of Credit of such Issuing Bank during the period from and including the Closing Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as such Issuing Bank's standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit issued by it or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Closing Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

          (c) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

          (d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to an Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.

          SECTION 2.13. Interest. (a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

          (b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

          (c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Revolving Loans as provided in paragraph (a) of this Section.

          (d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

          (e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

          SECTION 2.14. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

          (a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

          (b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

          SECTION 2.15. Increased Costs. (a) If any Change in Law shall:

          (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank; or

          (ii) impose on any Lender or any Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any

Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or otherwise), in each case by an amount deemed by such Lender or Issuing Bank to be material, then the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

          (b) If any Lender or any Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's or such Issuing Bank's capital or on the capital of such Lender's or such Issuing Bank's holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender's or such Issuing Bank's holding company could have achieved but for such Change in Law (taking into consideration such Lender's or such Issuing Bank's policies and the policies of such Lender's or such Issuing Bank's holding company with respect to capital adequacy), and by an amount deemed by such Lender or Issuing Bank to be material, then from time to time the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender's or such Issuing Bank's holding company for any such reduction suffered.

          (c) A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within 15 days after receipt thereof.

          (d) Each Lender and each Issuing Bank will promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge, occurring after the Closing Date, which will entitle such Lender or Issuing Bank to compensation pursuant to Section 2.15.

          Notwithstanding the foregoing subsections (a) and (b) of this Section 2.15, the Borrower shall only be obligated to compensate any Lender or Issuing Bank for any amount arising or accruing during (i) any time or period commencing not more than (x) in the case of subsection (a), six months and (y) in the case of subsection (b), three months, prior to the date on which such Lender or Issuing Bank notifies the Administrative Agent and the Borrower that it proposes to demand such compensation and identifies to the Administrative Agent and the Borrower the statute, regulation or other basis upon which the claimed compensation is or will be based and (ii) any time or period during which, because of the retroactive application of such statute, regulation or other basis, such Lender or Issuing Bank did not know that such amount would arise or accrue.

          SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Revolving Loan or Term Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(e) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to
Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market increased by Statutory Reserves at the same rate as utilized in computing such Adjusted LIBO Rate. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 15 days after receipt thereof.

          SECTION 2.17. Withholding Tax Exemption; Other Taxes. (a) At least five Business Days prior to the first date on which interest or fees are payable hereunder for the account of any Lender or Issuing Bank, each Lender or Issuing Bank that is not incorporated or organized under the laws of the United States of America or a state thereof agrees that it will deliver to each of the Borrower and the Administrative Agent two duly and properly completed copies of
(i) United States Internal Revenue Service Form 1001 or 4224 (or any successor form, in either case), certifying in either case that such Lender or Issuing Bank is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes or (ii) solely if such Lender or Issuing Bank is claiming exemption from United States withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of "portfolio interest", a Form W-8, or any successor form prescribed by the Internal Revenue Service, a certificate representing that such Lender or Issuing Bank is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code) and such other documentation as the Borrower may reasonably require to permit it to determine that such Lender or Issuing Bank is entitled to the exemption. Each Lender or Issuing Bank which so delivers a Form 1001 or 4224, or Form W-8 (or any successor form, in either case) further undertakes to deliver to each of the Borrower and the Administrative Agent two additional copies of such form (or a successor form) on or before the date that such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Borrower or the Administrative Agent, in each case certifying that such Lender or Issuing Bank is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender or Issuing Bank from duly completing and delivering any such form with respect to it and such Lender or Issuing Bank advises the Borrower and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

          (b) The Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

          (c) The Borrower shall indemnify the Administrative Agent, each Lender and each Issuing Bank, within 10 days after written demand therefor, for the full amount of any Other Taxes paid by the Administrative Agent, such Lender or such Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder or under any other Loan Document (including Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or an Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error.

          (d) As soon as practicable after any payment of Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of the receipt, if any, issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

          SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15,
2.16 or 2.17, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 12:00 noon, New York City time), on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York, except payments to be made directly to any Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in dollars.

          (b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied
(i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

          (c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans, Term Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans, Term Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans, Term Loans and participations in

LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans, Term Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation. For purposes of this paragraph (c) references to "Lenders" shall include the lenders under the Continuing Credit Agreement, references to "Loans" shall include the loans under the Continuing Credit Agreement and the lenders under the Continuing Credit Agreement shall be third party beneficiaries of the agreements contained in this paragraph (c).

          (d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or any Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or any Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

          (e) Subject to Section 2.06(a), if any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d) or (e), 2.06(b), 2.18(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender's obligations under such Sections until all such unsatisfied obligations are fully paid.

          SECTION 2.19. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

          (b) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) if the assignment is not to another Lender, the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Commitment is being assigned, the Issuing Banks and Swingline Lenders), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

          SECTION 2.20. Obligations Constitute Designated Senior Indebtedness. The Obligations constitute "Designated Senior Indebtedness" under and as defined in the Subordinated Note Indenture.


                                   ARTICLE III

                         Representations and Warranties

          The Borrower represents and warrants to the Lenders that:

          SECTION 3.01. Corporate Existence and Power. Each Loan Party is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

          SECTION 3.02. Corporate and Governmental Authorization; No Contravention. The execution and delivery by each Loan Party of each of the Loan Documents to which it is a party and the performance by each such Loan Party of its obligations thereunder are within the corporate power of such Loan Party, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official (except for any such action or filing that has been taken and is in full force and effect) and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the Constitutional Documents of any Loan Party or of any material agreement, judgment, injunction, order, decree or other material instrument binding upon such

Loan Party or result in the creation or imposition of any Lien on any asset of any Loan Party other than Liens created pursuant to the Loan Documents.

          SECTION 3.03. Binding Effect. This Agreement constitutes a valid and binding agreement of the Borrower, and the other Loan Documents, when executed and delivered as contemplated by this Agreement, will constitute valid and binding obligations of each Loan Party that is a party thereto, in each case enforceable in accordance with its terms.

          SECTION 3.04. Financial Information. (a) The consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of March 31, 1998 and the related consolidated statements of income and of cash flows for the Fiscal Year then ended, reported on by Deloitte & Touche and set forth in the Borrower's Form 10-K for Fiscal Year 1998, a copy of which has been delivered to each of the Lenders, fairly present, in conformity with generally accepted accounting principles, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such Fiscal Year.

          (b) The unaudited consolidated balance sheets of the Borrower and its Consolidated Subsidiaries as of September 27, 1998, and the related unaudited consolidated statements of income and cash flow for the six months then ended, set forth in the September 1998 10-Q, copies of which have been delivered to each of the Lenders, fairly present, in conformity with GAAP applied on a basis consistent with the financial statements referred to in Section 4.04(a), the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such six-month period (subject to normal year-end adjustments).

          (c) Since March 31, 1998, there has been no material adverse change in the business, financial position, results of operations or prospects of the Borrower and its Consolidated Subsidiaries considered as a whole.

          SECTION 3.05. Litigation. Except as described in the September 1998 10-Q, there is no action, suit or proceeding pending against, or to the knowledge of the Borrower threatened against or affecting, any Loan Party or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of an adverse decision which would materially adversely affect the business, consolidated financial position or consolidated results of operations of the Borrower and its Consolidated Subsidiaries, or which in any manner draws into question the validity of any Loan Document.

          SECTION 3.06. Compliance with ERISA. Each member of the ERISA Group has fulfilled its obligations in all material aspects under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Plan. No member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which in either event has resulted or could reasonably be expected to result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Code or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums or similar items under Section 4007 of ERISA.

          SECTION 3.07. Environmental Matters. In the ordinary course of its business, the Borrower conducts an ongoing review of the effect of Environmental Laws on the business, operations and properties of the Borrower and its Subsidiaries, in the course of which it identifies and evaluates associated liabilities and costs (including any capital or operating expenditures required for clean-up or closure of properties presently or previously owned, any capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by law or as a condition of any license, permit or contract, any related constraints on operating activities, including any periodic or permanent shutdown of any facility or reduction in the level of or change in the nature of operations conducted thereat and any actual or potential liabilities to third parties, including employees, and any related costs and expenses). On the basis of this review, and as set forth in the September 1998 10-Q, the Borrower anticipates that Environmental Laws are unlikely to have a Material Adverse Effect.

          SECTION 3.08. Taxes. The Borrower and each of its Subsidiaries have filed all United States Federal income tax returns and all other material tax returns which are required to be filed by any of them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by any of them, except for any such taxes which are being contested in good faith and for which adequate reserves have been made on the books of the Borrower and its Subsidiaries in accordance with GAAP. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of income taxes are, in the opinion of the Borrower, adequate in accordance with GAAP.

          SECTION 3.09. Subsidiaries. Each corporate Subsidiary of each Loan Party is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

          SECTION 3.10. Not an Investment Company. Neither Borrower nor any of its Subsidiaries is an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

          SECTION 3.11. Full Disclosure (a) As of the Closing Date, the information contained in the Information Memorandum, the Borrower's Form 10-K for the period ended March 31, 1998 and the September 1998 10-Q, taken together, does not and will not contain any untrue statement of a material fact and does not or will not omit to state a material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they are made, not misleading. All information hereafter furnished in writing by any Loan Party to any Agent or any Lender will be, taken as a whole and considered together with all information previously so furnished, true and accurate in all material respects on the date as of which such information is stated or furnished.

          (b) The Loan Parties have disclosed to each of the Lenders in writing any and all facts which currently do or may have a Material Adverse Effect (to the extent the Loan Parties can now reasonably foresee).

          (c) Each of the representations and warranties of the Borrower made in or pursuant to the Loan Documents other than this Agreement is true and correct.

          (d) It is understood that the representations and warranties set forth in clauses (a) and (b) above are limited to the extent that (i) any projections or forecasts are represented to be based upon reasonable estimates believed by the Loan Parties to be accurate, but are not warranted to be obtained and (ii) no representation is made as to disclosure of matters of a general economic nature or

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

matters of public knowledge that generally affect any of the industry segments included in the business of the Borrower and its Consolidated Subsidiaries.

          SECTION 3.12. Compliance with Laws. Each Loan Party and each of its Subsidiaries is in compliance in all material respects with all applicable laws, rules and regulations, and is not in violation of, or in default under, any term or provision of any charter, bylaw, mortgage, indenture, agreement, instrument, statute, rule, regulation, judgment, decree, order, writ or injunction applicable to it, except for any such violations, defaults or failures to comply which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

          SECTION 3.13. Solvency. Immediately after the consummation of the Transactions to occur on the Closing Date and immediately following the making of each Loan made on the Closing Date and on each date on which Delayed Draw Term Loans are made and after giving effect to the application of the proceeds of such Loans, (a) the fair value of the assets of each Loan Party, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of each Loan Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) each Loan Party will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date.

          SECTION 3.14. Senior Indebtedness. The Obligations constitute "Designated Senior Indebtedness" under and as defined in the Subordinated Note Indenture.

          SECTION 3.15. Year 2000. Any reprogramming required to permit the proper functioning, in and following the year 2000, of (a) the computer systems of the Borrower and its Subsidiaries and (b) equipment containing embedded microchips (including systems and equipment supplied by others or with which the Borrower's systems interface) and the testing of all such systems and equipment, as so reprogrammed, will be completed by August 31, 1999, except with respect to the failure to complete such reprogramming or testing of systems or equipment that are not critical to the Borrower's business. The cost to the Borrower and its Subsidiaries of such reprogramming and testing and of the reasonably foreseeable consequences of year 2000 to the Borrower and its Subsidiaries (including reprogramming errors and the failure of others' systems or equipment) will not result in a Default or a Material Adverse Effect. Except for such of the reprogramming referred to in the preceding sentence as may be necessary, the computer and management information systems of the Borrower and its Subsidiaries are and, with ordinary course upgrading and maintenance, will continue for the term of this Agreement to be, sufficient to permit the Borrower to conduct its businesses without Material Adverse Effect.

                                   ARTICLE IV

                                   Conditions

          SECTION 4.01. Closing Date. The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

          (a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

          (b) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Closing Date) of each of (i) Jones, Day, Reavis & Pogue, special counsel for the Borrower, substantially in the form of Exhibit F-1, (ii) Daryl L. Zimmer, Vice President and General Counsel of the Borrower, substantially in the form of Exhibit F-2, and (iii) local counsel in each jurisdiction where a Mortgaged Property is located, substantially in the form of Exhibit F-3, and, in the case of each such opinion required by this paragraph, covering such other matters relating to the Loan Parties, the Loan Documents or the Transactions as the Required Lenders shall reasonably request. The Borrower hereby requests such counsel to deliver such opinions.

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

          (c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of the Transactions and any other legal matters relating to the Loan Parties, the Loan Documents or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

          (d) The Administrative Agent shall have received a certificate, dated the Closing Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.

          (e) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including fees, charges and disbursements of counsel) required to be reimbursed or paid by any Loan Party hereunder or under any other Loan Document.

          (f) The Administrative Agent shall have received counterparts of the Subsidiary Guaranty Agreement signed on behalf of each Subsidiary Loan Party and counterparts of each of the Pledge Agreement and the Security Agreement signed on behalf of the Borrower and each Subsidiary Loan Party that is a party thereto, together with the following:

               (i) stock certificates representing all the outstanding shares of capital stock of each Subsidiary owned by or on behalf of any Loan Party as of the Closing Date after giving effect to the Transactions (except that stock certificates representing shares of common stock of a Foreign Subsidiary may be limited to 65% of the outstanding shares of common stock of such Foreign Subsidiary), promissory notes evidencing all intercompany Indebtedness owed to any Loan Party by the Borrower or any Subsidiary as of the Closing Date after giving effect to the Transactions and stock powers and instruments of transfer, endorsed in blank, with respect to such stock certificates and promissory notes;

               (ii) all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the

          Administrative Agent to be filed, registered or recorded to continue, create or perfect the Liens intended to be continued or created under the Security Documents; and

               (iii) a completed Perfection Certificate dated the Closing Date and signed by an executive officer or Financial Officer of the Borrower, together with all attachments contemplated thereby, including, to the extent returns have been received, the results of a search of the Uniform Commercial Code (or equivalent) filings made with respect to the Loan Parties in the jurisdictions contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are permitted by
          Section 6.02 or have been released.

          (g) The Administrative Agent shall have received (i) counterparts of a Mortgage with respect to each Mortgaged Property signed on behalf of the record owner of such Mortgaged Property and (ii) a policy or policies of title insurance issued by a nationally recognized title insurance company, insuring the Lien of each such Mortgage as a valid first Lien on the Mortgaged Property described therein, free of any other Liens except as permitted by Section 6.02, together with such endorsements, coinsurance and reinsurance as the Administrative Agent or the Required Lenders may reasonably request.

          (h) The Administrative Agent shall have received evidence that the insurance required by Section 5.03 and the Security Documents is in effect.

          (i) The Administrative Agent shall have received a certificate of the chief financial officer of the Borrower, substantially in the form of Exhibit H, with respect to the solvency of the Loan Parties after giving effect to the Transactions on the Closing Date.

          (j) All consents and approvals necessary or advisable to be obtained from any Governmental Authority or other Person in connection with the Transactions shall have been obtained, and all applicable waiting periods and appeal periods shall have expired, in each case without the imposition of any burdensome conditions.

          (k) The Continuing Credit Agreement shall have been, or substantially simultaneously with the initial funding of Loans on the Closing Date shall be, amended and restated in the form set forth in Exhibit G and loans thereunder shall have been repaid in an aggregate amount sufficient that no more than $35,000,000 shall remain outstanding thereunder.

          (l) The Lenders shall have received a pro forma consolidated balance sheet of the Borrower as of September 27, 1998, reflecting all pro forma adjustments as if the Transactions had been consummated on such date, and such pro forma consolidated balance sheet shall be consistent in all material respects with the forecasts and other information previously provided to the Lenders.

The Administrative Agent shall notify the Borrower and the Lenders of the Closing Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 3:00 p.m., New York City time, on December 4, 1998 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

          SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of any Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:

          (a) The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable.

          (b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

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

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and
(b) of this Section.

                                    ARTICLE V

                              Affirmative Covenants

          Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

          SECTION 5.01. Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent and each Lender:

          (a) as soon as available and in any event within 100 days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of income and of cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on in a manner acceptable to the Securities and Exchange Commission by Deloitte & Touche or other independent public accountants of nationally recognized standing;

          (b) as soon as available and in any event within 50 days after the end of each of the first three quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such quarter and the related consolidated statements of income and of cash flows for such quarter and for the portion of the Borrower's fiscal year ended at the end of such quarter, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of the Borrower's previous fiscal year, all certified (subject to normal year-end adjustments) as to fairness of presentation, GAAP and consistency by the chief financial officer or the chief accounting officer of the Borrower;

          (c) simultaneously with the delivery of each set of financial statements referred to in subsections (a) and (b) of this Section, a certificate of the treasurer, controller or chief financial officer of the Borrower (i) setting forth in reasonable detail such calculations as are required to establish whether the Borrower was in compliance with the requirements of Sections 6.10 through 6.12, inclusive on the date of such financial statements, (ii) stating whether, to the best of such person's knowledge after due inquiry, there exists on the date of such certificate any Default and, if any Default then exists, setting forth the details thereof and the action that the Borrower is taking or proposes to take with respect thereto and (iii) stating whether, since the date of the most recent financial statements previously delivered pursuant to subsection (a) or (b) of this Section, there has been a change in the generally accepted accounting principles applied in preparing the financial statements then being delivered from those applied in preparing the most recent audited financial statements so delivered which is material to the financial statements then being delivered;

          (d) simultaneously with the delivery of each set of financial statements referred to in clause (a) above, a statement of the firm of independent public accountants which reported on such statements (i) whether anything has come to their attention to cause them to believe that any Default existed on the date of such statements and (ii) confirming the calculations set forth in the officer's certificate delivered simultaneously therewith pursuant to clause (c) above;

          (e) within five Business Days after any Responsible Officer of the Borrower obtains knowledge of any Default, if such Default is then continuing, a certificate of the treasurer, controller or chief financial officer of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

          (f) promptly upon the mailing thereof to the shareholders of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed;

          (g) promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) which the Borrower shall have filed with the Securities and Exchange Commission;

          (h) if and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any "reportable event" (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of the incurrence of complete or partial withdrawal liability with respect to any Multiemployer Plan under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of its intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Code, a copy of such application;
     (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC;
     (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code, a certificate of the chief financial officer or the chief accounting officer of the Borrower setting forth details as to such occurrence and action, if any, which the Borrower or applicable member of the ERISA Group is required or proposes to take;

          (i) as soon as reasonably practicable after any Responsible Officer of the Borrower obtains knowledge of the commencement of, or of a material threat of the commencement of, an action, suit or proceeding against the Borrower or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official in which there is a reasonable likelihood of an adverse decision which would materially and adversely affect the business, financial position, results of operations or prospects of the Borrower and its Consolidated Subsidiaries, in each case considered as a whole, or which in any manner questions the validity of any Loan Document, a written report informing the Lenders in reasonable detail of the nature of such pending or threatened action, suit or proceeding and will provide such additional information as may be reasonably requested by the Administrative Agent at the request of any Lender; and

          (j) except to the extent prohibited by applicable law, rule, regulations or orders, from time to time such additional information regarding the financial position or business of the Borrower and its Subsidiaries as the Administrative Agent, at the request of any Lender, may reasonably request.

          SECTION 5.02. Payment of Obligations. Each Loan Party will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, at or before maturity, all their respective obligations and liabilities, including, without limitation, tax liabilities, except where the same may be contested in good faith by appropriate proceedings, and except where the failure to pay or discharge such obligations and liabilities could not in the aggregate reasonably be expected to have a Material Adverse Effect, and will maintain, and will cause each Subsidiary to maintain, in accordance with GAAP, appropriate reserves for the accrual of any of the same.

          SECTION 5.03. Maintenance of Property; Insurance. (a) Each Loan Party will keep, and will cause each of its Subsidiaries to keep, all property materially useful and necessary in its business in good working order and condition, ordinary wear and tear excepted.

          (b) The Borrower will maintain, and will cause each of its Subsidiaries to maintain, insurance in responsible companies in such amounts and against such risks as is usually carried by owners of similar businesses and properties in the same general areas in which the Borrower and its Subsidiaries operate, provided that in any event the Borrower will maintain, and will cause each of its Subsidiaries to maintain, (i) property and casualty insurance on all real and personal property on an all risks basis (including the perils of flood and quake), covering the repair or replacement cost of all such property and consequential loss coverage for business interruption and extra expense (which shall be limited to fixed continuing expenses and such other business interruption expenses as are otherwise generally available to similar businesses), covering such risks, for such amounts not less than those, and with deductible and self-insurance amounts not greater than those, set forth in Part I of Schedule 5.03, (ii) public liability insurance (including products liability coverage) covering such risks, for such amounts not less than those, and with deductible amounts not greater than those, set forth in Part II of
Schedule 5.03 and (iii) such other insurance coverage in such amounts and with respect to such risks as the Required Lenders may reasonably request. All such insurance shall be provided by insurers or reinsurers which (x) in the case of United States insurers and reinsurers have an A.M. Best policyholders rating of not less than A- with respect to primary insurance, and B+ with respect to excess insurance, and (y) in the case of non-United States insurers or reinsurers, the providers of at least 80% of such insurance have either an ISI policyholders rating of not less than A, an A.M. Best policyholders rating of not less than A-, or a surplus of not less than $500,000,000 with respect to primary insurance, and an ISI policyholders rating of not less than BBB with respect to excess insurance, or such other insurers as the Required Lenders may approve in writing. Such insurers may include a Subsidiary of the Borrower; provided that such Subsidiary need not satisfy the foregoing requirements if all but $15,000,000 of the insurance provided by such Subsidiary is reinsured by one or more reinsurers which satisfy such requirements.

          (c) The Borrower will deliver to the Administrative Agent on behalf of the Lenders, (i) on the Closing Date, a certificate dated such date showing the amount of coverage as of such date, (ii) upon request of any Lender through the Administrative Agent from time to time full information as to the insurance carried, (iii) within five days of receipt of notice from any insurer, a copy of any notice of cancelation or material change in coverage from that existing on the Closing Date, (iv) forthwith, notice of any cancelation or nonrenewal of coverage by the Borrower or any Subsidiary, and (v) within five days of filing, full information as to any claim for an amount in excess of $2,500,000 with respect to any property and casualty insurance policy maintained by the Borrower or any Subsidiary. The Administrative Agent shall be named as additional insured on all property and casualty insurance policies and a loss payee on all property insurance policies. Any proceeds from any such insurance policy in respect of any claim, or any condemnation award or other compensation in respect of a condemnation (or any transfer or disposition of property in lieu of condemnation) for which the Borrower or any of its Subsidiaries receives a condemnation award or other compensation shall be paid to the Borrower or the Subsidiary; provided that, (A) the Borrower or the Subsidiary will use such proceeds, condemnation award or other compensation in accordance with Section 2.11(c) or (B) if, at the time of the receipt of such proceeds, condemnation award or other compensation, a Default has occurred and is continuing, the aggregate amount of all such proceeds, condemnation award or other compensation shall be paid to the Administrative Agent and held as collateral for application in accordance with the Security Documents.

          SECTION 5.04. Conduct of Business and Maintenance of Existence. Each Loan Party will continue, and will cause each Subsidiary to continue, to engage in business of the same general type as now conducted by the Borrower and its Subsidiaries, and will preserve, renew and keep in full force and effect, and will cause each of its Subsidiaries to preserve, renew and keep in full force and effect their respective corporate existence and, except for any such rights, privileges and franchises the failure to preserve which would not in the aggregate have a Material Adverse Effect, their respective rights, privileges and franchises necessary or desirable in the normal conduct of business; provided that nothing in this Section 5.04 shall prohibit (i) the merger of a Subsidiary of the Borrower into the Borrower or the merger or consolidation of the Borrower or any Subsidiary of the Borrower with or into another Person if the corporation surviving such consolidation or merger is, in the case of any merger or consolidation involving the Borrower, the Borrower, and in the case of any merger or consolidation involving any Subsidiary of the Borrower, a Wholly-Owned Consolidated Subsidiary of the Borrower and if, in each case, after giving effect thereto, no Default shall have occurred and be continuing or (ii) the termination of the corporate existence of any Subsidiary of the Borrower or the discontinuation of any line of business of the Borrower or any of its Subsidiaries if the board of directors of the Borrower in good faith determines that such termination is in the best interest of the Borrower and is not materially disadvantageous to the Lenders; and provided further that the parties agree that this Section 5.04 shall not prohibit the Borrower and its Subsidiaries from engaging in the business of (or acquiring other businesses and assets not otherwise prohibited by this Agreement if such businesses are engaged in, or such assets are used to conduct the business of) any Permitted Lines of Business.

          SECTION 5.05. Compliance with Laws. Each Loan Party will comply, and cause each of its Subsidiaries to comply, in all material respects with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including Environmental Laws and ERISA and the rules and regulations thereunder) the failure to comply with which would reasonably be expected to have a Material Adverse Effect, except where the necessity of compliance therewith is contested in good faith by appropriate proceedings.

          SECTION 5.06. Inspection of Property, Books and Records. Each Loan Party will keep, and will cause each of its Subsidiaries to keep, proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities; and, except to the extent prohibited by applicable law, rule, regulations or orders, will permit, and will cause each of its Subsidiaries to permit, representatives of any Lender at such Lender's expense to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants, all at such reasonable times and as often as may reasonably be desired.

          SECTION 5.07. Use of Proceeds and Letters of Credit. Subject to the immediately succeeding sentence, the proceeds of the Loans and the Letters of Credit will be used only for the purposes set forth in the preamble to this Agreement. Only up to $125,000,000 in the aggregate of principal amount of Revolving Loans may be used to purchase, invest in or otherwise acquire (i) stock or other equity interests in an entity the principal business of which is one or more Permitted Lines of Business or (ii) assets to be used in Permitted Lines of Business. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and

X. Not more than 25% of the assets subject under the Loan Documents to any negative pledge or restriction on deposition shall at any time consist of "margin stock" within the meaning of such regulations.

          SECTION 5.08. Additional Subsidiaries. If any additional Subsidiary is formed or acquired after the Closing Date, the Borrower will notify the Administrative Agent and the Lenders thereof and (a) if such Subsidiary is a Subsidiary Loan Party, the Borrower will cause such Subsidiary to become a party to the Subsidiary Guaranty Agreement and the Security Agreement within five Business Days after such Subsidiary is formed or acquired and promptly take such actions to create and perfect Liens on such Subsidiary's assets to secure the Obligations as the Administrative Agent or the Required Lenders shall reasonably request and (b) if any Equity Interest in or Indebtedness of such Subsidiary are owned by or on behalf of any Loan Party, the Borrower will cause such Equity Interests and promissory notes evidencing such Indebtedness to be pledged pursuant to the Pledge Agreement within five Business Days after such Subsidiary is formed or acquired (except that, if such Subsidiary is a Foreign Subsidiary, shares of common stock of such Subsidiary to be pledged pursuant to the Pledge Agreement may be limited to 65% of the outstanding shares of common stock of such Subsidiary).

          SECTION 5.09. Further Assurances. (a) The Borrower will, and will cause each Subsidiary Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), which may be required under any applicable law, or which the Administrative Agent or the Required Lenders may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties. The Borrower also agrees to provide to the Administrative Agent (i) from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents and (ii) upon request, survey updates in connection with the Mortgaged Property; provided that the Borrower shall not be required to provide such a survey update with respect to a Mortgaged Property more than once in any 24-month period.

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

          (b) If any material assets (including any real property or improvements thereto or any interest therein) are acquired by the Borrower or any Subsidiary Loan Party after the Closing Date (other than assets constituting Collateral under the Security Agreement that become subject to the Lien of the Security Agreement upon acquisition thereof), the Borrower will notify the Administrative Agent and the Lenders thereof, and, if requested by the Administrative Agent or the Required Lenders, the Borrower will cause such assets to be subjected to a Lien securing the Obligations and will take, and cause the Subsidiary Loan Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section, all at the expense of the Loan Parties.

          SECTION 5.10. Maintenance of Collateral; Alterations. No Loan Party shall commit any waste of any Collateral, or, except in the ordinary course of its business, make any material change in the use of any Collateral, provided that any Loan Party may lease to any other Person all or any portion of any item of Collateral that the Borrower has determined in good faith is not used or useful in such Loan Party's operating business. Each Loan Party granting a security interest in any Mortgaged Property represents and warrants that, to the best of its knowledge: (i) such Mortgaged Property is served by all utilities required or necessary for the current use thereof; (ii) all streets necessary to serve such Mortgaged Property are completed and serviceable and have been dedicated and accepted as such by the appropriate governmental entities; and
(iii) such Loan Party has access to such Mortgaged Property from public roads sufficient to allow such Loan Party to conduct its business at such Mortgaged Property in accordance with sound commercial and industrial practices. The Loan Parties shall, at all times, maintain all Collateral that is materially useful or necessary in their respective businesses, in good operating order, condition and repair, ordinary wear and tear excepted, and in compliance with all applicable laws, rules and regulations, (including Environmental Laws) the failure to comply with which would have a material adverse effect on the value or usefulness of such Collateral, except where the necessity of compliance therewith is contested in good faith by appropriate proceedings. Each Loan Party shall (a) not, except in the ordinary course of business or as provided in the proviso to the first sentence of this Section, alter the occupancy or use of all or any part of any Mortgaged Property without the prior written consent of the Required Lenders, which consent shall not be unreasonably withheld and (b) do what is deemed commercially reasonable to maintain and preserve the value of the Collateral.

                                   ARTICLE VI

                               Negative Covenants

          Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

          SECTION 6.01. Limitation on Subsidiary Debt. Except for any Indebtedness to the Borrower or any Wholly-Owned Consolidated Subsidiary of the Borrower, and except for Acquired Indebtedness, the Borrower will not permit any of its Subsidiaries to incur or at any time be liable with respect to any Indebtedness in an aggregate amount at any one time outstanding in excess of $20,000,000.

          SECTION 6.02. Negative Pledge. Neither the Borrower nor any of its Subsidiaries will create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except:

          (a) Liens (i) existing on the Closing Date securing Indebtedness or other obligations or liabilities outstanding on such date and identified or referred to on Schedule 6.02 or (ii) disclosed in title insurance policies delivered to the Administrative Agent prior to the Closing Date relating to the Mortgaged Properties;

          (b) any Lien existing on any asset of any Person at the time such Person becomes a Consolidated Subsidiary of such Loan Party and not created in contemplation of such event;

          (c) any Lien on any asset securing Indebtedness incurred or assumed for the purpose of financing all or any part of the costs (including purchase or construction costs, design, engineering, transportation, installation, testing and analogous costs, and all related professional costs and expenses) of acquiring, constructing or improving such asset; provided that such Lien attaches to such asset concurrently with or within 180 days after the acquisition thereof;

          (d) any Lien on any asset of any Person existing at the time such Person is merged or consolidated with or into such Loan Party or any of its Consolidated Subsidiaries and not created in contemplation of such event;

          (e) any Lien existing on any asset, or on any asset of any Person, prior to the acquisition of such asset or such Person, as the case may be, by such Loan Party or any of its Consolidated Subsidiaries and not created in contemplation of such acquisition;

          (f) carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's or other like Liens arising in the ordinary course of business and which are not overdue for a period of more than 30 days or which are being contested in good faith by appropriate proceedings;

          (g) Liens for taxes, assessments or other governmental charges not yet overdue or which are being contested in good faith and by appropriate proceedings;

          (h) pledges or deposits in connection with workmen's compensation, unemployment insurance and other social security legislation;

          (i) deposits to secure the performance of bids, tenders, trade or government contracts (other than for borrowed money), leases, licenses, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

          (j) easements, right-of-way, zoning and similar restrictions and other encumbrances or title defects incurred, or leases or subleases granted to others, in the ordinary course of business which do not in any material respect interfere with or adversely affect the use or value of any Mortgaged Property or the ordinary conduct of the business of the Borrower or such Subsidiary and the matters listed in the policies of title insurance referred to in Section 4.01(g)(ii);

          (k) Liens on the property of the Borrower or any of its Subsidiaries in favor of the Borrower or such Subsidiary, as the case may be;

          (l) Liens created by the Loan Documents;

          (m) Liens arising under documentary letters of credit; provided that such Liens attach only to the assets purchased thereunder and documents relating thereto;

          (n) Liens arising in the ordinary course of its business which (i) do not secure Indebtedness or Derivatives Obligations, (ii) do not secure any obligation in an amount exceeding $500,000 and (iii) do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the operation of its business;

          (o) any interest or title of a lessor in assets or property subject to a Capital Lease of the Borrower or any Subsidiary; provided that the aggregate capitalized value on the consolidated balance sheet of the Borrower of all the Capital Leases at any time does not exceed $25,000,000;

          (p) any Lien arising out of the refinancing, extension, renewal or refunding of any Indebtedness or obligation secured by any Lien permitted by any of the foregoing clauses of this Section; provided that such Indebtedness or obligation is not increased and is not secured by any additional assets;

          (q) Liens arising from filing Uniform Commercial Code or personal property security financing statements (or substantially equivalent filings outside the United States) regarding leases;

          (r) Liens encumbering property or assets under construction (and proceeds and products thereof) arising from progress or partial payments by a customer of the Borrower or the Subsidiaries relating to such property or assets;

          (s) Liens not otherwise permitted by this Section 6.02 securing obligations in an aggregate principal, stated or face amount at any date not to exceed $10,000,000; and

          (t) Liens on any proceeds (including insurance, condemnation and eminent domain proceeds) or products of any collateral a Lien over which is otherwise permitted by the foregoing clauses of this Section, and on general intangibles relating to or embodied in such collateral.

          SECTION 6.03. Consolidations, Mergers and Sales of Assets. (a) No Loan Party will, and no Loan Party will permit any of its Subsidiaries to, consolidate or merge with or into any other Person except as permitted in accordance with Section 5.04.

          (b) No Loan Party will, and will not permit any of its Subsidiaries to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will any Loan Party permit any of it Subsidiaries to issue any additional Equity Interest in such Subsidiary, except:

          (i) sales of inventory in the ordinary course of business;

          (ii) any disposition of surplus, discontinued or worn-out equipment or other assets (including leasehold interests) no longer used in the on-going business of the Borrower and the Subsidiaries (including any Abandoned Subsidiaries and the assets thereof);

          (iii) any disposition of cash or Temporary Cash Investments;

          (iv) any sale or other disposition of readily marketable securities in the ordinary course of business;

          (v) any disposition of the Demil Assets;

          (vi) any sale, transfer or other disposition not otherwise permitted by this Section 6.03 (x) to the Borrower or any Wholly-Owned Consolidated Subsidiary or (y) to any other Subsidiary or Joint Venture that would not be prohibited by Section 6.04 if it were an Investment; provided that any such sale, transfer or other disposition involving a Subsidiary or Joint Venture that is not a Loan Party shall be made in compliance with Section 6.05;

          (vii) the grant of any Lien permitted under Section 6.02;

          (viii) sales, transfer and other dispositions of Equity Interests in Subsidiaries which are solely engaged in the business of providing insurance or self-insurance coverage for the businesses of the Borrower and the Subsidiaries permitted by Section 5.04, or the issuance of Equity Interests in such Subsidiaries to non-Affiliated third Persons in an aggregate value (as determined by the Borrower in good faith) in case of issuance, or aggregate book value in the case of sales, transfers or other dispositions, not to exceed in the aggregate $10,000,000 for all such Subsidiaries;

          (ix) any disposition of assets with a fair market value of $50,000 or less;

          (x) sales, transfers and dispositions to Joint Ventures of assets with an aggregate fair market value in any fiscal year not in excess of $5,000,000; and

          (xi) sales, transfers and other dispositions of assets (other than Equity Interests in a Subsidiary) that are not permitted by any other clause of this Section; provided that the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this clause (xi) shall not exceed $10,000,000 during any fiscal year of the Borrower;

provided that all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by clauses (iii), (vi) and (vii) above) shall be made for fair value and for at least 80% cash consideration.

          SECTION 6.04. Investments in Subsidiaries. Neither the Borrower nor any Subsidiary will hold, make or acquire any Investment in any Person other than:

          (a) Investments in Persons that are, or as a result of such Investment will become, Subsidiaries or Joint Ventures; provided that the aggregate fair market value of all Investments by the Borrower and its Consolidated Subsidiaries in, or in Persons that as a result of such Investment will become, Joint Ventures and Subsidiaries of the Borrower that are not, or will not as a result of such Investment become, Wholly-Owned Consolidated Subsidiaries of the Borrower, shall at no time (when taken together with the aggregate value of assets sold, transferred or otherwise disposed of to such Subsidiary or Joint Venture pursuant to Section 6.03(b)(vi) and net of any cash consideration received by the Borrower or a Wholly-Owned Consolidated Subsidiary in respect of and at the time of or substantially contemporaneously with any such sale, transfer or disposition or Investment) exceed $25,000,000 (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

          (b) Investments acquired in the form of consideration received from the sale of assets consummated in accordance with Section 6.03(b);

          (c) Investments acquired as part of the settlement of litigation or claims or in satisfaction of claims made pursuant to a reorganization, bankruptcy or liquidation of a Person, or as a good faith settlement of Debt owed by a Person to the Borrower or any of its Subsidiaries;

          (d) Temporary Cash Investments; and

          (e) Aggregate Net Investments in Unrestricted Subsidiaries in an aggregate amount not to exceed $100,000.

          SECTION 6.05. Transactions with Affiliates. No Loan Party will, or will permit any of its Subsidiaries to, directly or indirectly, pay any funds to or for the account of, make any Investment in, lease, sell, transfer or otherwise dispose of any assets, tangible or intangible, to, or participate in, or effect any transaction in connection with any joint enterprise or other joint arrangement with, any of their Affiliates; provided, however, that the foregoing provisions of this Section shall not prohibit any Loan Party or any of its Subsidiaries from (i) declaring or paying any lawful dividend (subject to Section 6.08) so long as, after giving effect to any such declaration, no Default shall have occurred and be continuing, (ii) making sales to or purchases from any of their Affiliates and, in connection therewith, extending credit or making payments, or making payments for services rendered by any of their Affiliates, if such sales or purchases are made or such services are rendered in the ordinary course of business and on terms and conditions at least as favorable to such Loan Party or such Subsidiary as the terms and conditions which would apply in a similar transaction with a Person not an Affiliate, (iii) making payments of principal, interest and premium on any Indebtedness of such Loan Party or such Subsidiary held by any of its Affiliates if the terms of such Indebtedness are substantially as favorable to such Loan Party or such Subsidiary as the terms which could have been obtained at the time of the creation of such Indebtedness from a lender which was not an Affiliate, (iv) performing its obligations pursuant to any Acquisition Document,
(v) consummating any disposition of assets to an Affiliate not prohibited by
Section 6.03, (vi) participating in, making Investments in, or effecting any other transaction with or in connection with, any Joint Venture or other joint enterprise or joint arrangement that is an Affiliate (regardless of whether the other party participating in such Joint Venture or other joint enterprise or joint arrangement is an Affiliate) if such Loan Party or such Subsidiary participates in the ordinary course of its business and on a basis no less advantageous than the basis on which any other venturer participates (taking into account the respective interests of such Loan Party or Subsidiary and such other venturer or venturers) or (vii) to the extent approved by the board of directors of such Loan Party or Subsidiary, making payments of money or issuances of securities pursuant to employment agreements and arrangements and employee benefit plans and making payments for services rendered by non-employee directors of the Borrower and their Affiliates.

          SECTION 6.06. Constitutional Documents. No Loan Party will, or will permit any Subsidiary to, amend its Constitutional Documents in any manner which could adversely affect the rights of the Lenders under the Loan Documents or their ability to enforce the same.

          SECTION 6.07. Waivers and Amendments of Related Documents. The Borrower shall not and shall not permit its Subsidiaries to, without the prior written consent of the Required Lenders, modify or amend, or waive any provision or condition contained in, any of the Acquisition Documents or the Subordinated
Note Indenture or the Subordinated Notes from the forms of each of the foregoing heretofore delivered to the Lenders in any manner that could reasonably be expected to be adverse to the Lenders.

          SECTION 6.08. Restricted Payments. The Borrower will not declare or make any Restricted Payment other than:

          (i) any Restricted Payments made by Subsidiaries to the Borrower or a Wholly-Owned Consolidated

     Subsidiary (or with respect to a Subsidiary other than a Wholly-Owned Consolidated Subsidiary, Restricted Payments made ratably with respect to each class of such Subsidiary's Equity Interests in respect of which such Restricted Payment is being made);

          (ii) any Restricted Payments required to be made by the Borrower pursuant to the terms of employee benefit plans and stock options (including stock ownership plans (including 401K plans, restricted stock plans, employee stock purchase plans, performance sharing plans and incentive plans)), in each case as in effect on September 30, 1998, and as modified thereafter, provided that the aggregate amount of Restricted Payments permitted by this clause (i) shall not exceed $25,000,000;

          (iii) repurchases of common stock of the Borrower pursuant to the Stock Buyback;

          (iv) any Restricted Payment by the Borrower payable solely in additional Equity Interests of the Borrower;

          (v) any other Restricted Payments in addition to those permitted above (and whether of the same or a different type, or in addition to amounts for any type, provided above) made or declared after the Closing Date to the extent that immediately after giving effect thereto (x) no Default shall have occurred and be continuing and (y) the aggregate amounts of all such Restricted Payments made or declared pursuant to this clause (v) after the Closing Date does not exceed $50,000,000.

          SECTION 6.09. Foreign Subsidiaries. Notwithstanding any other provision of this Agreement, the aggregate amount of Investments made in any Foreign Subsidiary and of sales, transfers and other dispositions to any Foreign Subsidiary under Section 6.03(b)(vi), in each case by the Borrower and its Subsidiaries (other than the Foreign Subsidiaries) after the Closing Date in all Foreign Subsidiaries shall not at any time exceed $10,000,000 (valued as provided in Section 6.04(a) and determined without duplication).

          SECTION 6.10. Minimum Consolidated Net Worth. Consolidated Net Worth shall at no time be less than the sum of (i) $175,000,000 plus (ii) 50% of cumulative Consolidated Net Income for each fiscal quarter beginning after September 27, 1998 and ending on or prior to the relevant date of determination hereof, but in each case in this clause (ii), only to the extent that Consolidated Net Income for each such fiscal quarter or other period is positive plus (iii) 50% of the increase in consolidated stockholders' equity of the Borrower from any Equity Issuances by the Borrower after September 27, 1998.

          SECTION 6.11. Leverage Ratio. As of the last day of each fiscal period of the Borrower ending most closely to the dates set forth below, the Leverage Ratio as of such day shall not exceed the ratio set forth below opposite such date:


Date                                 Ratio             Date                                 Ratio
----                                 -----             ----                                 -----
December 31, 1998                    3.75:1            March 31, 2002                       3.00:1
March 31, 1999                       3.75:1            June 30, 2002                        3.00:1
June 30, 1999                        3.50:1            September 30, 2002                   3.00:1
September 30, 1999                   3.50:1            December 31, 2002                    3.00:1
December 31, 1999                    3.25:1            March 31, 2003                       3.00:1
March 31, 2000                       3.25:1            June 30, 2003                        3.00:1
June 30, 2000                        3.00:1            September 30, 2003                   3.00:1
September 30, 2000                   3.00:1            December 31, 2003                    3.00:1
December 31, 2000                    3.00:1            March 31, 2004                       3.00:1
March 31, 2001                       3.00:1            June 30, 2004                        3.00:1
June 30, 2001                        3.00:1            September 30, 2004                   3.00:1
September 30, 2001                   3.00:1
December 31, 2001                    3.00:1


          SECTION 6.12. Interest Coverage. As of the last day of each fiscal quarter of the Borrower ending most nearly on the dates set forth below, the ratio of aggregate Consolidated EBITDA to aggregate Consolidated Interest Charges, in each case for the four consecutive fiscal quarters ending on such day, shall not be less than 3.50:1.

          SECTION 6.13. Outside Letters of Credit. Neither the Borrower nor any of its Subsidiaries shall at any time have any letters of credit issued or outstanding for its account other than (i) Letters of Credit hereunder and (ii) other letters of credit issued to secure the performance of the Borrower and its Subsidiaries under trade or government contracts (other than for borrowed money); provided that (x) the aggregate amount available for drawing and (without duplication) unpaid amount of all reimbursement obligations under all such letters of credit at no time exceeds $15,000,000, (y) neither the Borrower nor any of its Subsidiaries will create, assume or suffer to exist any Lien on any of its assets with respect to their obligations under such letters of credit, and (z) such letters of credit are supported by Letters of Credit issued by an Issuing Bank hereunder in stated amount equal to the stated amount of such other letters of credit.

          SECTION 6.14. Designated Senior Debt. Without the consent of the Required Lenders, the Borrower shall not designate any Indebtedness, other than Indebtedness under the Loan Documents, as "Designated Senior Debt", as such term is defined in the Subordinated Note Indenture as in effect on the Closing Date, or any comparable designation that confers upon the holders of such Indebtedness (or any Person acting on their behalf) the right to initiate blockage periods under the Subordinated Note Indenture (other than as a result of a payment default), unless, prior to any such designation of such Indebtedness as "Designated Senior Debt", the holders of such Indebtedness deliver a written agreement to the Administrative Agent providing for the express benefit of the Lenders that neither such holders nor any Person acting on their behalf will initiate any such blockage period under the Subordinated Note Indenture without the prior written consent of the Required Lenders.

          SECTION 6.15. Derivatives Obligations. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any Derivatives Obligations, other than Derivatives Obligations entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Subsidiary is exposed in the conduct of its business or the management of its liabilities.

          SECTION 6.16. Additional Debt Incurrence. No Indebtedness that constituted a Prepayment Event when incurred (other than Indebtedness referred to in clause (vii) of the definition of "Indebtedness") shall mature, or provide for any amortization or other mandatory payment of principal, or other repayment (in the absence of default) or right of redemption at the option of the holder thereof, prior to the Final Maturity Date.


                                   ARTICLE VII

                                Events of Default

          If any of the following events ("Events of Default") shall occur:

          (a) the Borrower shall fail to pay (i) when due any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise, or (ii) within five Business Days after the same shall become due, any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (i) of this paragraph (a)) payable under this Agreement or any other Loan Document;

          (b) any Loan Party shall fail to observe or perform any covenant contained in Sections 5.01(e), 5.04 or 5.07 or in Article VI;

          (c) any Loan Party shall fail to observe or perform any covenant or agreement contained in any Loan Document (other than those covered by clause (a) or (b) above) for 30 days after a Responsible Officer of such Loan Party shall have become aware of such failure;

          (d) any representation, warranty, certification or statement made or deemed made by any Loan Party in any Loan Document or in any certificate, financial statement or other document delivered pursuant thereto shall prove to have been incorrect in any material respect when made (or deemed made);

          (e) any Loan Party or any of its Subsidiaries shall fail to make any payment in respect of any Material Financial Obligation when due or within any applicable grace period;

          (f) any event or condition shall occur which results in the acceleration of the maturity of any Material Indebtedness or enables (or, with the giving of notice or lapse of time or both, would enable) the holder of such Debt or any Person acting on such holder's behalf to accelerate the maturity thereof;

          (g) any Loan Party or any of its Subsidiaries (other than any Abandoned Subsidiary) shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

          (h) an involuntary case or other proceeding shall be commenced against a Loan Party or any Subsidiary of a Loan Party (other than an Abandoned Subsidiary) seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against a Loan Party or any Subsidiary of a Loan Party under the federal bankruptcy laws as now or hereafter in effect;

          (i) a Loan Party or any of its Subsidiaries (other than an Abandoned Subsidiary) shall admit its inability to pay its debts as and when they fall due or becomes or is deemed to be unable to pay its debts or insolvent, or convenes a meeting for the purpose of proposing, or otherwise proposes or enters into, any composition or arrangement with its creditors or any group or class thereof, or anything analogous to, or having a substantially similar effect to, any of the events specified in this paragraph or in paragraph (g) or (h) above occurs in any jurisdiction;

          (j) any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of $1,000,000 which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate any Plan which is then a Material Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Plan which is then a Material Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Plan which is then a Material Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more members of the ERISA Group to incur a current payment obligation, that is, an obligation or series of obligations payable within 12 months, in excess of $1,000,000;

          (k) a judgment or order for the payment of money in excess of $2,000,000 shall be rendered against the Borrower or any Subsidiary and such judgment or order shall continue unsatisfied and unstayed for a period of 30 days;

          (l) any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended), other than any employee stock ownership plan maintained for the benefit of the employees of the Borrower and other than Hercules Incorporated as described in the proxy statement dated July 3, 1996 regarding the annual meeting of stockholders of the Borrower, shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) of 35% or more of the outstanding shares of common stock of the Borrower; or, during any period of 12 consecutive calendar months, individuals (i) who were directors of the Borrower on the first day of such period or (ii) whose nomination for election to the board of directors of the Borrower was recommended or approved by a vote of at least a majority of the directors then still in office who were directors of the Borrower on the first day of such period, shall cease to constitute a majority of the board of directors of the Borrower;

          (m) any levy, seizure or attachment of or on any material portion of the Collateral shall be made, or the loss, theft, substantial damage to or destruction of a material portion of any Collateral shall occur, the value of which not fully payable through insurance or compensated for pursuant to a condemnation award shall equal or exceed $5,000,000 in the aggregate;

          (n) any Lien created by any of the Security Documents shall at any time fail to constitute a valid and (to the extent required by the Security Documents) perfected Lien on any material portion of the Collateral purported to be subject thereto, securing the obligations purported to be secured thereby, with the priority required by the Loan Documents, or the Borrower or any other Loan Party shall so assert in writing; or

          (o) the Subsidiary Guaranty Agreement shall at any time cease to be a valid and binding obligation of any Subsidiary Loan Party, or the Borrower or any Subsidiary Loan Party shall so assert in writing;

then, and in every such event (other than an event with respect to the Borrower described in clause (g) or (h) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent (i) at the request of the Required Lenders, shall, by notice to the Borrower, terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) at the request of Lenders representing at least 50.01% of the sum of (a) the aggregate principal amount of outstanding Loans and (b) the aggregate principal amount of outstanding loans under the Continuing Credit Agreement at such time, declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (g) or (h) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

                                  ARTICLE VIII

                            The Administrative Agent

          Each of the Lenders and the Issuing Banks hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

          The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend

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money to and generally engage in any kind of business with the Borrower or any
Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

          The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or wilful misconduct. The Administrative Agent shall not be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

          The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement,

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instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

          The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

          Subject to the appointment and acceptance of a successor the Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Borrower. Upon any such resignation, the Required Lenders shall have the right, with the consent of the Borrower (which consent shall not unreasonably be withheld and may not be withheld if an Event of Default is continuing, but which may in any event be withheld (regardless of whether an Event of Default is continuing) if
(a) such proposed successor Administrative Agent fails to deliver evidence reasonably satisfactory to the Borrower that such proposed successor Administrative Agent is not a Foreign Person and (b) the Borrower in good faith concludes that the appointment of such proposed successor Administrative Agent could result in a violation of any law, rule guideline or regulation, or a violation of, revocation of, failure to renew or modification of any, order, facility security clearance or permit), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent which shall be a bank with

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an office in New York, New York, or an Affiliate of any such bank, and which shall not be a Foreign Person. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent's resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

          Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

                                   ARTICLE IX

                                  Miscellaneous

          SECTION 9.01. Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

          (a) if to the Borrower, to it at 600 Second Street NE, Hopkins, MN 55343-8384, Attention of Scott S. Meyers (Telecopy No. (612) 931-5920);

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

          (b) if to the Administrative Agent, to The Chase Manhattan Bank, Loan and Agency Services Group, One Chase Manhattan Plaza, 8th Floor, New York, New York 10081, Attention of Doris Mesa (Telecopy No. (212) 552-5650), with a copy to The Chase Manhattan Bank, 270 Park Avenue, New York, New York 10017, Attention of James Treger and Anne Schuler(Telecopy No. (212) 270-5100), and to Chase Manhattan Bank Delaware, Corporate Banking Department, 8th Floor, 1201 Market Street, Wilmington, Delaware 19801; and

          (c) if to an Issuing Bank, a Swingline Lender or any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

          SECTION 9.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

          (b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived,

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

amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of "Required Lenders" or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) or lenders under the Continuing Credit Agreement required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender and each lender under the Continuing Credit Agreement (or each Lender of such Class, as the case may be), (vi) release all or substantially all of the Subsidiary Loan Parties from their Guarantees under the Subsidiary Guaranty Agreement (except as expressly provided in the Agreement), or limit their liability in respect of such Guarantee, without the written consent of each Lender, (vii) release all or substantially all of the Collateral from the Liens of the Security Documents, without the written consent of each Lender, (viii) change any provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of any Class differently than those holding Loans of any other Class, without the written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each adversely affected Class or
(ix) adversely affect the rights, obligations or protections of lenders under the Continuing Credit Agreement without having a similar and ratable adverse affect on each Class of Loans or Commitments

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

hereunder, without the written consent of lenders under the Continuing Credit Agreement holding a majority of the outstanding loans thereunder; provided further that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any Issuing Bank or any Swingline Lender without the prior written consent of the Administrative Agent, such Issuing Bank or such Swingline Lender, as the case may be, and (B) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of the Revolving Lenders (but not the Closing Date Term Loan Lenders, Delayed Draw Lenders and lenders under the Continuing Credit Agreement), the Closing Date Term Loan Lenders (but not the Revolving Lenders, Delayed Draw Lenders and lenders under the Continuing Credit Agreement), the Delayed Draw Lenders (but not the Revolving Lenders, Closing Date Term Loan Lenders and lenders under the Continuing Credit Agreement) or the lenders under the Continuing Credit Agreement (but not the Lenders) may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite percentage in interest of the affected Class of Lenders or the lenders under the Continuing Credit Agreement, as the case may be.

          SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by each Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, any Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

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

          (b) The Borrower shall indemnify the Administrative Agent, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee or any officer, director, employee, affiliate, agent or controlling person of such Indemnitee (or of an institution of which such Indemnitee is an officer, director, employee, affiliate, agent or controlling person).

          (c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, any Issuing Bank or any Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, such Issuing Bank or such Swingline Lender, as the case may be, such Lender's pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, such Issuing Bank or such Swingline Lender in its capacity

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

as such. For purposes hereof, a Lender's "pro rata share" shall be determined based upon its share of the sum of the total Revolving Exposures, outstanding Term Loans, unused Commitments and loans outstanding under the Continuing Credit Agreement at the time.

          (d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

          (e) All amounts due under this Section shall be payable promptly after written demand therefor.

          SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and except that no Lender may assign or otherwise transfer any of its rights or obligations hereunder except in compliance with the remaining paragraphs of this Section 9.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

          (b) Any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that (i) except in the case of an assignment to a Lender or an Affiliate of a Lender, each of the Borrower and the

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Administrative Agent (and, in the case of an assignment of all or a portion of a
Revolving Commitment or any Lender's obligations in respect of its LC Exposure or Swingline Exposure, each Issuing Bank and each Swingline Lender) must give their prior written consent to such assignment (which consent shall not be unreasonably withheld and, in the case of the Borrower, may not be withheld if an Event of Default is continuing, but which may in any event be withheld by the Borrower (regardless of whether an Event of Default is continuing) if (x) such proposed assignee fails to deliver evidence reasonably satisfactory to the Borrower that such assignee is not a Foreign Person and (y) the Borrower in good faith concludes that such assignment could result in a violation of any law, rule or regulation, or a violation of, revocation of, failure to renew or modification of any order, facility security clearance or permit), (ii) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender's Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, (iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement, except that this clause (iii) shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender's rights and obligations in respect of one Class of Commitments or Loans, (iv) simultaneously with each assignment of rights and obligations in respect of Closing Date Term Loans, the assigning Lender shall assign to the same assignee a proportionate part of all such Lender's rights and obligations as a lender under the Continuing Credit Agreement, (v) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, and (vi) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent and the Borrower an Administrative Questionnaire; and provided further that any consent of the Borrower otherwise required under this paragraph shall not be required if an Event of Default has occurred and is continuing, but which may in any event be withheld (regardless of whether an Event of Default is continuing) if (x) such proposed assignee fails to deliver evidence reasonably satisfactory to the Borrower that such assignee is not a Foreign Person and (y) the Borrower in good faith concludes that such assignment could

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

result in a violation of any law, rule or regulation, or a violation of, revocation of, failure to renew or modification of any order, facility security clearance or permit. Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obliga tions under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.

          (c) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Banks and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

          (d) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee's completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph
(b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the

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Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

          (e) Any Lender may, without the consent of the Borrower, the Administrative Agent, the Issuing Banks or the Swingline Lenders, sell participations to one or more banks or other institutions (a "Participant") in all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents (and shall not grant such Participant any direct or indirect vote on or veto power with respect to any of the foregoing) and shall contain an agreement by the Participant to be bound by the provisions of Section 9.12; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (i), (ii), (iii), (iv), (vi), (vii), (viii) or (ix) of the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (f) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.

          (f) A Participant shall not be entitled to receive any greater payment under Section 2.15, 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent.

          (g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to

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any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

          SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

          SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an

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executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

          SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

          SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

          SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) Pursuant to NYGOL Sections 5-1401, this Agreement shall be construed in accordance with and governed by the law of the State of New York.

          (b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be

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

conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

          (c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

          (d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

          SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

          SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

          SECTION 9.12. Confidentiality. Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information

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(as defined below), except that Information may be disclosed (a) to its and its
Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder,
(f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than a Loan Party. For the purposes of this Section, "Information" means all information received from any Loan Party relating to any Loan Party or its business, operations, assets, liabilities, financial condition or position or results of operations or prospects other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by any Loan Party. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

          SECTION 9.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the "Charges"), shall exceed the maximum lawful rate (the "Maximum Rate") which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this

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Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

          SECTION 9.14. Information Concerning Foreign Persons. Each Lender that is or becomes a Foreign Person after the Closing Date, shall deliver to each of the Borrower and the Administrative Agent promptly after becoming a Foreign Person, written notice that such Lender is or has become a Foreign Person and such other information concerning the ownership, jurisdiction of organization or citizenship of such Lender or any Person directly or indirectly controlling such Lender as the Borrower may reasonably request to comply with any applicable laws, rules, regulations and orders (including any applicable laws, rules, regulations and orders relating to national security). If, upon receipt of any such notice, the Borrower in good faith concludes that, as a consequence of such Lender's being or becoming a Foreign Person, there could result a violation of any law, rule or regulation, or a violation of, revocation of, failure to renew or modification of any order, facility security clearance or permit, the Borrower shall have the right, with the assistance of the Administrative Agent, to seek a substitute lender or lenders reasonably satisfactory to the Administrative Agent, the Issuing Banks, the Swingline Lenders and the Borrower (which may be one or more of the Lenders) to purchase the Loans and assume the Commitments of such Lender, and the Borrower, the Administrative Agent, such Lender and substitute lender or lenders shall execute and deliver an appropriately completed Assignment and Acceptance pursuant to Section 9.04(b) hereof to effect the assignment of rights to and assumption of obligations by such substitute lender or lenders.

          SECTION 9.15. Failure of Lender to Satisfy Minimum Rating Condition. As a result of any Lender with a Revolving Commitment failing to satisfy the Minimum Rating Condition, the Borrower, the Administrative Agent and each Issuing Bank shall have the right, but not the obligation, upon notice to such Lender and the Administrative Agent to replace such Lender with one or more Eligible Lenders in order to purchase such Lender's Revolving Loans and its participation in any outstanding LC Disbursements and to assume its Revolving Commitments and its participation in the LC Exposure, and such Lender hereby agrees to transfer

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

and assign without recourse (in accordance with and subject to the restrictions contained in Section 9.04(b)) all its interests, rights and obligations in respect of its Revolving Loans, participation in any outstanding LC Disbursements, Revolving Commitments and participation in any LC Exposure.

          For purposes of this Section 9.15:

          (i) the "Minimum Rating Condition" is satisfied by a Lender at any time if (A) the issuer rating of such Lender or its Parent is then at least "C" by Thompson BankWatch, Inc. (or its successors) (or, in the case of any Lender organized under the laws of any jurisdiction outside the United States, the individual rating of the Lender or its Parent is then at least "C" by IBCA Limited (or its successors)) or (B) long-term unsecured public debt of such Lender or its Parent is then rated at least "BBB" by S&P and at least "Baa2" by Moody's;

          (ii) "Eligible Lender" means any lender or other financial institution whose (or whose Parent's) long-term unsecured public debt is rated at least "A-" by S&P or at least "A3" by Moody's; and

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

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


                                                ALLIANT TECHSYSTEMS INC.,

                                                  by
                                                    -------------------------
                                                    Name:
                                                    Title:

                                                THE CHASE MANHATTAN BANK,
                                                individually and as
                                                Administrative Agent and
                                                Swingline Lender,

                                                  by
                                                    -------------------------
                                                    Name:
                                                    Title:


                                                CHASE MANHATTAN BANK DELAWARE,
                                                as an Issuing Bank,

                                                  by
                                                    -------------------------
                                                    Name:
                                                    Title:


                                                [OTHER BANKS, ISSUING BANKS
                                                AND SWINGLINE LENDERS],

                                                  by
                                                    -------------------------
                                                    Name:
                                                    Title:

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